Exhibit 99.1

TELESAT HOLDINGS INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Chartered Accountants

To the Board of Directors of Telesat Holdings Inc.

We have audited the consolidated balance sheets of Telesat Holdings Inc. as at December 31, 2008 and 2007 and the consolidated statements of (loss) earnings, comprehensive (loss) income, shareholders’ equity and cash flow for the year ended December 31, 2008 and for the period from October 31 to December 31, 2007 (Successor Entity operations), and for the period from January 1 to October 30, 2007 and the year ended December 31, 2006 (Predecessor Entity operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Entity consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for the year ended December 31, 2008 and for the period from October 31 to December 31, 2007 in accordance with Canadian generally accepted accounting principles. Further, in our opinion, the Predecessor Entity consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of the Company’s operations and its cash flows for the period from January 1 to October 30, 2007 and the year ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Independent Registered Chartered Accountants
Licensed Public Accountants

Toronto, Canada
March 10, 2009, except as to notes 25 and 26, which are as of May 22, 2009.

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference

The standards of Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes described in Note 2 to the consolidated financial statements. Our report to the Shareholder, dated March 10, 2009, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

Independent Registered Chartered Accountants
Licensed Public Accountants

Toronto, Canada
March 10, 2009, except as to notes 25 & 26, which are as of May 22, 2009.

Telesat Holdings Inc.

Consolidated Statements of (Loss) Earnings

		Successor Entity		Predecessor Entity
			For the Period	For the Period
			October 31	January 1
		Year Ended	to	to	Year Ended
		December 31,	December 31,	October 30,	December 31,
	Notes	2008	2007	2007	2006
	(In thousands of Canadian dollars)
Operating revenues
Service revenues		680,791	103,509	384,428	435,123
Equipment sales revenues		30,584	7,907	40,760	41,280
Sales-type lease revenues		—	—	32,599	2,562

Operating revenues	(4)	711,375	111,416	457,787	478,965

Amortization		235,640	40,046	105,788	120,712
Operations and administration		247,550	43,276	144,307	183,388
Cost of equipment sales		24,368	6,485	34,723	33,625
Cost of sales-type lease		—	—	15,519	953
Impairment loss on long-lived assets	(11)	2,373	—	2,116	—
Impairment loss on intangible assets	(12)	483,000	—	—	—

Total operating expenses		992,931	89,807	302,453	338,678

Earnings from operations		(281,556)	21,609	155,334	140,287
Interest expense	(5)	(257,641)	(43,861)	(8,548)	(12,459)
Other expense	(6)	(448,083)	(43,969)	(7,967)	(2,155)

(Loss) earnings before income taxes		(987,280)	(66,221)	138,819	125,673
Income tax recovery (expense)	(7)	164,879	62,170	(57,077)	(21,688)

Net (loss) earnings		(822,401)	(4,051)	81,742	103,985
Dividends on preferred shares		—	—	—	(1,487)

Net (loss) earnings applicable to common shares		(822,401)	(4,051)	81,742	102,498

Telesat Holdings Inc.

Consolidated Statements of Comprehensive (Loss) Income

	Successor Entity		Predecessor Entity
		For the	For the
		Period	Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31	October 30,	December 31,
	2008	2007	2007	2006
	(In thousands of Canadian dollars)
Net (loss) earnings	(822,401)	(4,051)	81,742	103,985
Other comprehensive (loss) income:
Unrealized gain (loss) on translation of financial statements of self sustaining foreign operations	(5,053)	(665)	2,542	(526)
Related tax	(2,090)	66	(827)	78
Loss on derivatives designated as cash flow hedges	—	—	(29,061)	—
Related tax	—	—	9,242	—
Gain on derivatives designated as cash flow hedges in prior periods transferred to net income in the current period	—	—	8,190	—
Related tax	—	—	(2,605)	—

Comprehensive (loss) income	(829,544)	(4,650)	69,223	103,537

Telesat Holdings Inc.

Consolidated Statements of Shareholders’ Equity
For the Year Ended December 31, 2008 with Comparative Figures
For the Periods Ended December 31, 2007, October 30, 2007 and December 31, 2006

							Total
							(Accumulated
							Deficit) Retained
							Earnings and
					(Accumulated	Accumulated	Accumulated
					Deficit)	Other	Other	Total
		Common	Contributed	Preferred	Retained	Comprehensive	Comprehensive	Shareholders’
	Notes	Shares	Surplus	Shares	Earnings	(Loss) Income	(Loss) Income	Equity
	(In thousands of Canadian dollars)

PREDECESSOR ENTITY
Balance at January 1, 2006		341,116	5,152	50,000	283,865	(1,835)	282,030	678,298
Acquisition of 3652041 Canada Inc.	(3)	—	(21,200)	—	—	—	—	(21,200)
Sale of investment in TMI Telecommunications	(3)	—	200,291	—	—	—	—	200,291
Stock-based compensation		—	173	—	—	—	—	173
Net earnings		—	—	—	103,985	—	103,985	103,985
Dividends declared on preferred shares		—	—	—	(1,487)	—	(1,487)	(1,487)
Other		—	—	—	35	—	35	35
Change in cumulative translation adjustment		—	—	—	—	(448)	(448)	(448)
Redemption of preferred shares		—	—	(50,000)	—	—	—	(50,000)

Balance at December 31, 2006		341,116	184,416	—	386,398	(2,283)	384,115	909,647

Adjustment for changes in accounting policies		—	—	—	(401)	1,239	838	838
Stock compensation		—	617	—	—	—	—	617
Net earnings		—	—	—	81,742	—	81,742	81,742
Reorganization	(1)	—	(185,033)	—	(579,807)	—	(579,807)	(764,840)
Unrealized gains on translation of financial statements of self sustaining foreign operations		—	—	—	—	1,715	1,715	1,715
Gains and losses on derivatives designated as cash flow hedges		—	—	—	—	(19,819)	(19,819)	(19,819)
Gains and losses on derivatives designated as cash flow hedges in prior periods transferred to net income in the current period		—	—	—	—	5,585	5,585	5,585

Balance at October 30, 2007 (prior to acquisition transactions)		341,116	—	—	(112,068)	(13,563)	(125,631)	215,485

Telesat Holdings Inc. Acquisition Transactions and adjustments		(341,116)	—	—	112,068	13,563	125,631	(215,485)

SUCCESSOR ENTITY
Balance at October 31, 2007		—	—	—	—	—	—	—
Common shares issued as part of the sale transaction	(3), (16)	756,414	—	—	—	—	—	756,414
Preferred shares issued as part of the sale transaction	(3), (16)	—	—	541,764	—	—	—	541,764
Net loss		—	—	—	(4,051)	—	(4,051)	(4,051)
Unrealized losses on translation of financial statements of self sustaining foreign operations		—	—	—	—	(599)	(599)	(599)

Balance at December 31, 2007		756,414	—	541,764	(4,051)	(599)	(4,650)	1,293,528

Net loss		—	—	—	(822,401)	—	(822,401)	(822,401)
Unrealized losses on translation of financial statements of self sustaining foreign operations		—	—	—	—	(7,143)	(7,143)	(7,143)
Stock-based compensation		—	5,448	—	—	—	—	5,448

Balance at December 31, 2008		756,414	5,448	541,764	(826,452)	(7,742)	(834,194)	469,432

Telesat Holdings Inc.

Consolidated Balance Sheets

		December 31,	December 31,
	Notes	2008	2007
	(In thousands of Canadian dollars)

ASSETS
Current assets
Cash and cash equivalents		98,539	42,203
Accounts receivable	(8)	61,933	53,875
Current future tax asset	(7)	2,581	2,594
Assets held for sale	(9)	—	4,037
Other current assets	(10)	49,187	57,777

Total current assets		212,240	160,486
Satellites, property and other equipment, net	(4), (11)	1,883,576	1,790,633
Other long-term assets	(10)	42,303	27,368
Intangible assets, net	(12)	582,035	1,120,338
Goodwill	(12)	2,446,603	2,446,603

Total assets		5,166,757	5,545,428

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities		48,792	61,599
Other current liabilities	(13)	138,095	152,375
Debt due within one year	(14)	23,272	18,419

Total current liabilities		210,159	232,393
Debt financing	(14)	3,513,223	2,775,944
Future tax liability	(7)	266,372	439,641
Other long-term liabilities	(13)	566,136	662,487
Senior preferred shares	(15)	141,435	141,435

Total liabilities		4,697,325	4,251,900

Shareholders’ equity
Common shares (74,252,460 common shares issued and outstanding)	(16)	756,414	756,414
Preferred shares	(16)	541,764	541,764

		1,298,178	1,298,178

Accumulated deficit		(826,452)	(4,051)
Accumulated other comprehensive loss		(7,742)	(599)

		(834,194)	(4,650)

Contributed surplus	(20)	5,448	—

Total shareholders’ equity		469,432	1,293,528

Total liabilities and shareholders’ equity		5,166,757	5,545,428

Telesat Holdings Inc.

Consolidated Statements of Cash Flows

		Successor Entity		Predecessor Entity
			For the Period	For the Period
			October 31	January 1
		Year Ended	to	to	Year Ended
		December 31,	December 31,	October 30,	December 31,
	Notes	2008	2007	2007	2006
	(In thousands of Canadian dollars)
Cash flows from operating activities
Net (loss) earnings		(822,401)	(4,051)	81,742	103,985
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Gross profit on sales-type lease		—	—	(5,881)	(1,609)
Amortization		235,640	40,046	105,788	120,712
Future income taxes		(175,951)	(60,653)	24,292	1,205
Unrealized foreign exchange loss		695,445	43,066	—	—
Unrealized gain on derivatives		(247,931)	—	—	—
Dividends on preferred shares	(5)	9,855	1,695	—	—
Stock-based compensation expense	(20)	5,448	—	—	—
Impairment losses	(11), (12)	485,373	—	—	—
Other		(43,867)	(317)	1,874	(18,954)
Customer prepayments on future satellite services		88,587	—	17,721	12,322
Operating assets and liabilities	(17)	48,859	205,490	27,091	11,621

Net cash provided by operating activities		279,057	225,276	252,627	229,282

Cash flows used in investing activities
Satellite programs		(263,763)	(15,496)	(183,494)	(189,444)
Property additions		(8,862)	(14,019)	(5,830)	(15,963)
Maturity of short-term investments		—	—	2,312	48,997
Business acquisitions	(3)	—	(3,229,194)	(180)	(3,942)
Proceeds on disposals of assets		5,120	25	159	178
Insurance proceeds		4,006	—	—	—

Net cash used by investing activities		(263,499)	(3,258,684)	(187,033)	(160,174)

Cash flows from financing activities
Debt financing and bank loans		186,687	2,767,716	73,000	83,862
Repayment of bank loans and debt financing		(91,560)	(44,899)	(84,090)	(15,026)
Capitalized debt issuance costs		(19,131)	(83,585)	—	—
Note repayment		—	(129,334)	—	(150,000)
Success fee payments		—	—	(24,000)	—
Common shares issued		—	311,124	—	—
Preferred shares issued (repurchased)		—	258,833	—	(50,000)
Capital lease payments		(30,954)	(1,306)	(7,713)	(4,612)
Satellite performance incentive payments		(3,524)	(4,196)	(2,022)	(6,108)
Preferred dividends paid		—	—	—	(1,936)

Net cash (used in) provided by financing activities		41,518	3,074,353	(44,825)	(143,820)

Effect of changes in exchange rates on cash and cash equivalents		(740)	1,258	(1,676)	(132)
Increase (decrease) in cash and cash equivalents		56,336	42,203	19,093	(74,844)
Cash and cash equivalents, beginning of period		42,203	—	38,661	113,505

Cash and cash equivalents, end of period	(17)	98,539	42,203	57,754	38,661

Supplemental disclosure of cash flow information
Interest paid		286,784	18,339	18,139	30,661
Income taxes paid		8,866	343	21,347	34,032

		295,650	18,682	39,486	64,693

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands of Canadian dollars, except for per share amounts and where otherwise noted)

1.	BACKGROUND OF THE COMPANY AND BASIS OF PRESENTATION

Telesat Holdings Inc. (the “Company” or “Telesat”), formerly known as Telesat Canada, is the world’s fourth largest provider of fixed satellite services. Headquartered in Ottawa, Canada, with offices and facilities around the world, Telesat provides voice, data, video and Internet connectivity services using a global fleet of eleven owned and operated satellites and two leased satellites, with one additional satellite under construction. Telesat offers a broad suite of satellite services to more than 400 customers worldwide, comprising some of the world’s leading television broadcasters, cable programmers, DTH service providers, ISPs, telecommunications carriers, corporations and government agencies. In addition, the Company provides satellite-related consulting and technical services and manages the operations of 13 additional satellites for third parties.

On October 31, 2007 Canada’s Public Sector Pension Investment Board (“PSP”) and Loral Space & Communications Inc. (“Loral”), through a newly formed entity called Telesat Holdings Inc. completed the acquisition of Telesat Canada from BCE Inc. (“BCE”). Loral and PSP hold an economic interest in Telesat of 64% and 36%, respectively, and a voting interest of 33 1/3% and 66 2/3% respectively.

As part of the same transaction, substantially all of the assets of a Loral subsidiary, Loral Skynet Corporation (“Skynet”), were transferred to Telesat, along with the shares of all of the legacy Skynet subsidiaries. Skynet is a satellite communications company with substantial activities in satellite based communication services.

These consolidated financial statements reflect the financial statements of Telesat Holdings Inc. and its subsidiaries on a consolidated basis. The consolidated financial statements of Telesat Canada presented for the year ended December 31, 2006 and the period January 1, 2007 to October 30, 2007, represent the “Predecessor” entity. The consolidated financial statements of Telesat Holdings Inc. for the two months ended December 31, 2007 and the year ended December 31, 2008 represent the “Successor” entity. The consolidated financial statements of Telesat Holdings Inc. have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and include the results of its wholly owned subsidiaries Telesat Interco Inc., Telesat Canada, Infosat Communications Inc. (“Infosat”), Telesat Brasil Limitada (“Telesat Brazil”), The SpaceConnection, Inc. (“SpaceConnection”), Telesat Satellite Holdings Corporation and its wholly owned subsidiaries, and Telesat Asia Pacific Satellite (HK) Limited. All transactions and balances between these companies have been eliminated on consolidation. As a result of the application of purchase accounting, the financial statements of the Predecessor are not comparable with the financial statements of the Successor, because they are, in effect, those of a new entity. See note 3 “Business acquisitions”.

Reorganization of Predecessor

On January 1, 2007, Telesat Canada, its parent Alouette Telecommunications Inc. (“Alouette”) and the Telesat Canada subsidiary 4387678 Canada Inc. (“4387678”) amalgamated. The name of the amalgamated entity was Telesat Canada and its authorized share capital was an unlimited number of common shares. The shares of Telesat Canada and 4387678 were cancelled, and the class A, B, and C shares of Alouette were converted into 100 common shares of the amalgamated entity.

The following significant non-cash adjustments were made to the 2007 comparative statement of shareholder’s equity as a result of the continuity of interest accounting:

•	Decrease of $185.0 million to contributed surplus

•	Decrease of $579.8 million to retained earnings

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Regulation

As an operator of a privately owned global satellite system, Telesat is subject to: the regulatory authority of the Canadian government and other countries which license its satellites; the regulatory authority of other countries in which it operates; and the frequency coordination process of the International Telecommunication Union (“ITU”). Telesat’s ability to provide satellite services in a particular country or region is subject also to the technical constraints of its satellites, international coordination, constraints associated with local regulatory approval and any limitation to those approvals.

The Company operates Canada’s domestic fixed satellite telecommunication system and is subject to regulation by the Canadian Radio-television and Telecommunications Commission (“CRTC”). Under the current regulatory regime, Telesat has pricing flexibility subject to a price ceiling on certain Full Period Fixed Satellite Services (“FSS”) offered in Canada under minimum five-year lease arrangements. Telesat’s Direct Broadcast Services offered within Canada are also subject to CRTC regulation, but have been treated as separate and distinct from Telesat’s FSS and facilities. The CRTC has approved the specific customer agreements relating to the sale of the capacity on the Nimiq satellites, including the rates, terms and conditions of service set out therein.

Telesat’s ground network services have been forborne from regulation since 1994. The CRTC has the right of examination of the Company’s accounting policies.

2.	SIGNIFICANT ACCOUNTING POLICIES

These policies are consistent with those followed by the Predecessor unless otherwise stated.

Use of Estimates

When preparing financial statements according to GAAP, management makes estimates and assumptions relating to the reported amounts of revenues and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. Telesat bases its estimates on a number of factors, including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions. We use estimates when accounting for certain items such as revenues, allowance for doubtful accounts, useful lives of long-lived assets, capitalized interest, asset impairments, inventory reserves, legal and tax contingencies, employee compensation plans, employee benefit plans, evaluation of minimum lease terms for operating leases, income taxes and goodwill and intangible asset impairments. We also use estimates when recording the fair values of assets acquired and liabilities assumed in a business combination.

Revenue Recognition

Telesat recognizes operating revenues when earned, as services are rendered or as products are delivered to customers. There must be clear proof that an arrangement exists, the amount of revenue must be fixed or determinable and collectibility must be reasonably assured. Consulting revenues for cost plus contracts are recognized after the work has been completed and accepted by the customer. The percentage of completion method is used for fixed price consulting revenue contracts. Deferred revenues consist of remuneration received in advance of the provision of service and are recognized in income on a straight-line basis over the term of the related customer contract. When it is questionable whether or not Telesat is the principal in a transaction, the transaction is evaluated to determine whether it should be recorded on a gross or net basis.

Equipment sales revenues are recognized when the equipment is delivered to and accepted by the customer. Only equipment sales are subject to warranty or return and there is no general right of return. Historically Telesat has not incurred significant expense for warranties and consequently no provision for

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

warranty is recorded. When a transaction involves more than one product or service, revenue is allocated to each deliverable based on its relative fair value; otherwise, revenue is recognized as services are provided over the term of the customer contract.

Lease contracts that qualify for capital lease treatment are accounted for as sales-type leases. Sales-type leases are those where substantially all of the benefits and risks of ownership are transferred to the customer. Sales revenue recognized at the inception of the lease represents the present value of the minimum lease payments net of any executory costs, computed at the interest rate implicit in the lease. Unearned finance income, effectively the difference between the total minimum lease payments and the aggregate present value, is deferred and recognized in earnings over the lease term to produce a constant rate of return on the investment in the lease. The net investment in the lease includes the minimum lease payments receivable less the unearned finance income.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of 90 days or less are classified as cash and cash equivalents.

Inventories

Inventories are valued at the lower of cost or net realizable value and consist of work in process and finished goods. Cost for substantially all network equipment inventories is determined on an average cost basis. Cost for work in process and certain one-of-a-kind finished goods is determined using the specific identification method.

Satellites, Property and Other Equipment

On October 31, 2007 the existing satellites, property and other equipment were recorded at their fair values in conjunction with the allocation of the purchase price (note 3) for the acquisition of Telesat and Skynet. Satellites, property and other equipment, which are carried at cost (equal to fair value for assets acquired on October 31, 2007) less accumulated amortization, include the contractual cost of equipment, capitalized engineering and, with respect to satellites, the cost of launch services, launch insurance and capitalized interest during construction.

The Company shares equally with a developer, the ownership, cost and debt of the Company’s headquarters’ land and building. The Company has leased the developer’s share of the building which is accounted for as a capital lease.

Amortization is calculated using the straight line method over the respective estimated service lives of the assets for the Successor. The Predecessor used the straight line method over the respective estimated service lives of the assets based on equal life group procedures. The estimate of useful lives were reviewed every year and adjusted if necessary. Below are the estimated useful lives in years of satellites, property and other equipment as of December 31, 2008.

Years

Satellites	6 to 15
Transponders under capital lease	6 to 14
Earth stations	5 to 30
Office buildings and other	3 to 30

The estimates of useful lives are reviewed every year and adjusted if necessary.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liabilities related to the legal obligation of retiring property, plant and equipment are initially measured at fair value and are adjusted for any changes resulting from the passage of time and the amount of the current estimate of the undiscounted cash flows. The liabilities recorded to date have not been significant.

In the event of an unsuccessful launch or total in-orbit satellite failure, all unamortized costs that are not recoverable under launch or in-orbit insurance are recorded as an operating expense.

The investment in each satellite will be removed from the property accounts when the satellite has been fully amortized and is no longer in service. When other property is retired from operations at the end of its useful life, the amount of the investment and accumulated amortization are removed from the accounts. Earnings are credited with the amount of any net salvage and charged with any net cost of removal. When an item is sold prior to the end of its useful life, the gain or loss is recognized in earnings immediately.

Impairment of Long-Lived Assets

Long-lived assets, including finite life intangible assets and satellites, property and other equipment, are assessed for impairment when events or changes in circumstances indicate that the carrying value exceeds the total undiscounted cash flows expected from the use and disposition of the assets. If impairment is indicated, the loss is determined by deducting the asset’s fair value (based on discounted cash flows expected from its use and disposition) from its carrying value and is recorded as an operating expense.

Translation of Foreign Currencies

Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates in effect as of the balance sheet dates. Operating revenues and expenses, and interest on debt transacted in foreign currencies are reflected in the financial statements using the average exchange rates during the period. The translation gains and losses are included in other expense in the statement of earnings.

For those subsidiaries considered to be self-sustaining foreign operations, assets and liabilities are translated at the exchange rate in effect on the balance sheet date, and revenues and expenses are translated at average exchange rates during the year. The resulting unrealized gains or losses are reflected as a component of other comprehensive income (“OCI”).

For those subsidiaries considered to be integrated foreign operations, non-monetary assets and liabilities are translated at their historical exchange rates and monetary assets and liabilities are translated at the exchange rate in effect on the balance sheet date, and revenues and expenses are translated at average exchange rates during the year. The resulting unrealized gains or losses are reflected as a component of net earnings.

Financial Instruments

Transaction costs are expensed as incurred for financial instruments classified or designated as held-for-trading (“HFT”) or available-for-sale (“AFS”). For other financial instruments, transaction costs are amortized to net income in interest expense over the expected life of the instrument using the effective interest method. Currently the only transaction costs which Telesat has elected to capitalize are related to debt and these costs are amortized to net income as a component of interest expense.

Unrealized gains and losses on financial assets that are held as available-for-sale are recorded in other comprehensive income until realized, at which time they will be recorded in the consolidated statement of earnings. Available-for-sale equity securities which do not have a quoted market price will continue to be recorded at cost.

Financial assets and financial liabilities that are classified as held-for-trading and available-for-sale are measured at fair value. The unrealized gains and losses relating to the held-for-trading assets and liabilities are

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded in the consolidated statement of earnings and in other comprehensive income for the assets and liabilities which are classified as available-for-sale. Loans and receivables and other liabilities are recorded at amortized cost. Derivatives, including embedded derivatives that must be separately accounted for, are recorded at fair value on the consolidated balance sheet. Changes in the fair values of derivative instruments are recognized in the consolidated statement of earnings.

The Company has chosen to account for embedded foreign currency derivatives in a host contract as a single instrument where the contract requires payments denominated in the currency that is commonly used in contracts to procure non-financial items in the economic environment in which Telesat transacts.

Telesat uses derivative financial instruments to manage its exposure to foreign exchange rate risk associated with anticipated purchases and with debt denominated in foreign currencies, as well as to reduce its exposure to interest rate risk associated with debt. The use of derivatives is expected to generate enough cash flows and gains or incur losses to offset these risks. The Company’s risk management policy does not permit the use of derivative financial instruments for speculative purposes. Currently, Telesat does not designate any of its derivative financial instruments as hedging instruments for accounting purposes. All gains and losses on these derivative financial instruments are recorded in the statement of earnings.

The Predecessor documented all relationships between derivatives and the items they hedged, and the risk management objective and strategy for using various hedges. This process included linking every derivative to a specific asset or liability on the balance sheet, or to a specific firm commitment or to an anticipated transaction. The effectiveness of the derivative in managing risk was assessed when the hedge was put in place and on an ongoing basis. Hedge accounting was stopped when a hedge was no longer effective.

In a fair value hedging relationship, changes in both fair value of the hedging instrument and the fair value of the hedged item were recognized in net income. The changes in the fair value of the hedged item were offset by changes in the fair value of the hedging instrument to the extent that the hedging relationship was effective. In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging instrument was recognized in OCI while the ineffective portion was recognized in net income. Unrealized gains and losses in OCI and Accumulated Other Comprehensive Income (“AOCI”) were reclassified into net income and retained earnings on the same basis that the hedged item affected net earnings.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets were recorded on the acquisition of Telesat Canada and Skynet as described in note 1. For goodwill and intangible assets with indefinite useful lives, an assessment for impairment is undertaken on an annual basis in the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount of these assets is likely to exceed their fair value. The Company considers orbital slots and trade names to be indefinite lived intangible assets.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Finite-lived intangible assets consist of revenue backlog, customer relationships, favourable leases, transponder rights and patents, all of which were recorded in connection with the acquisition of Telesat Canada and Skynet. Intangible assets with finite useful lives are amortized over their estimated useful lives using the straight-line method of amortization. Below are the estimated useful lives of the finite-lived intangible:

Years

Revenue backlog	4 to 17
Customer relationships	11 to 21
Favourable leases	3 to 4
Concession right	15
Transponder rights	6 to 14
Patents	18

The estimates of useful lives are reviewed every year and adjusted if necessary.

Employee Benefit Plans

Telesat maintains one contributory and three non-contributory defined benefit pension plans which provide benefits based on length of service and rate of pay. Telesat is responsible for adequately funding these defined benefit pension plans. Contributions are made based on various actuarial cost methods that are permitted by pension regulatory bodies and reflect assumptions about future investment returns, salary projections and future service benefits. Telesat also provides other post-employment and retirement benefits, including health care and life insurance benefits on retirement and various disability plans, workers compensation and medical benefits to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement, under certain circumstances. The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. Pension costs and other retirement benefits are determined using the projected benefit method prorated on service and management’s best estimate of expected investment performance, salary escalation, retirement ages of employees and expected health care costs.

Pension plan assets are valued at fair value which is also the basis used for calculating the expected rate of return on plan assets. The discount rate is based on the market interest rate of high quality long-term bonds. Past service costs arising from plan amendments are amortized on a straight-line basis over the average remaining service period of the active employees at the date of amendment. The Company deducts 10% of the benefit obligation or the fair value of plan assets, whichever is greater, from the net actuarial gain or loss and amortizes the excess over the average remaining service period of active employees. A valuation is performed at least every three years to determine the present value of the accrued pension and other retirement benefits. The 2008 and 2007 pension expense calculations are extrapolated from a valuation performed as of January 1, 2007. The accrued benefit obligation is extrapolated from an actuarial valuation as of January 1, 2007. The most recent valuation of the pension plans for funding purposes was as of January 1, 2007, and the next required valuation is as of January 1, 2010.

In addition, Telesat provides certain health care and life insurance benefits for retired employees and dependents of Skynet. These benefits are funded primarily on a pay-as-go basis, with the retiree generally paying a portion of the cost through contributions, deductibles and co-insurance provisions.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation Plans

The Company introduced a stock incentive plan for certain key employees in 2008 and has adopted the fair-value based method for measuring the compensation cost of employee stock options using the Black-Scholes pricing model.

Both Telesat Canada and Skynet offered stock-based compensation plans to certain employees prior to being acquired by Telesat. There were no further options granted under either of these plans subsequent to October 30, 2007 as these plans were discontinued with the acquisition of Telesat Canada and Skynet by Telesat.

Income Taxes

Current income tax expense is the estimated income taxes payable for the current year after any refunds or the use of losses incurred in previous years. The Company uses the liability method to account for future income taxes. Future income taxes reflect:

•	the temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts used for tax purposes

•	the benefit of unutilized tax losses that will more likely than not be realized and carried forward to future years to reduce income taxes.

The Company estimates future income taxes using the rates enacted by tax law and those substantively enacted. The effect of a change in tax rates on future income tax assets and liabilities is included in earnings in the period when the change is substantively enacted.

Recent Accounting Pronouncements

On January 1, 2008 the Company adopted the new accounting standards that were issued by the Canadian Institute of Chartered Accountants (“CICA”): Handbook sections 1400 “General Standards of Financial Statement Presentation”, 1535 “Capital Disclosures”, 3031 “Inventories”, 3862 “Financial Instruments — Disclosures”, and 3863 Financial Instruments — Presentation”. Sections 1535, 3862 and 3863 have been applied prospectively in note 18, Capital Disclosures, and note 19, Financial Instruments. Sections 1400 and 3031 were also applied prospectively, however there was no impact on these financial statements.

CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, specifies that Management is required to make an assessment of an entity’s ability to continue as a going concern and should take into account all available information about the future, which is at least but not limited to 12 months from the balance sheet date. Disclosure is required of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern.

CICA Handbook Section 1535 “Capital Disclosures” specifies the disclosure of an entity’s objectives, policies and processes for managing capital and how it is meeting those objectives.

CICA Handbook Section 3031, “Inventories”, replaced the old Section 3030, “Inventories”. Under the new section, inventories are required to be measured at the “lower of cost and net realizable value”, which is different from the previous guidance of the “lower of cost and market”. The new section also requires, when applicable, the reversal of any write-downs previously recognized.

CICA Handbook Section 3862, “Financial Instruments — Disclosure” (Section 3862) and Section 3863, “Financial Instruments — Presentation” (Section 3863), replaced Handbook Section 3861, “Financial Instruments — Disclosure and Presentation”. The objective of the disclosure requirements of Section 3862 is to provide information about the significance of financial instruments to the Company’s financial position and performance, and the nature and extent of risks arising from financial instruments to which the Company is

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exposed and how the Company manages those risks. Section 3863 carries forward standards for presentation of financial instruments and non-financial derivatives and provides guidance for the classification of financial instruments, from the perspective of the issuer, between liabilities and equity, the classification of related interest, dividends, losses and gains, and circumstances in which financial assets and financial liabilities are offset.

The Company is assessing the impact of the following standards on its financial reporting.

In February 2008, the CICA issued handbook section 3064 “Goodwill and Intangible Assets”, which replaces sections 3062 and 3450. Section 3064 applies to goodwill and intangible assets subsequent to the initial recognition in a business combination and establishes standards for recognition, measurement, presentation and disclosure of intangible assets. This new standard is effective for Telesat beginning January 1, 2009.

In January 2009, the CICA issued handbook section 1582 “Business Combinations” which replaces section 1581. This standard establishes the principles and requirements of the acquisition method for business combination and related disclosures and applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 2011 with earlier adoption permitted.

In January 2009, the CICA issued handbook section 1601 “Consolidated Financial Statements” and section 1602 “Non-controlling Interest” which replace section 1600. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 provides guidance on accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These standards are effective on or after the beginning of the first annual reporting period on or after January 2011 with earlier adoption permitted.

3.	BUSINESS ACQUISITIONS

Fifth Dimension Television Acquisition

On May 9, 2008, SpaceConnection completed the acquisition of the assets of Fifth Dimension Television, with the effective date of the agreement being April 1, 2008. The purchase price is based on a profit-sharing arrangement for a percentage of future monthly occasional use revenues collected, as well as a percentage of future margins on certain space only customer contracts, from the effective date of the acquisition until December 31, 2010, and will not exceed $0.8 million. Profit-sharing payments of $0.2 million have been expensed as at December 31, 2008.

Telesat Canada Acquisition

On October 31, 2007, PSP and Loral, through a newly formed entity, Telesat, completed the acquisition of 100% of the common shares of Telesat Canada from BCE Inc. Loral and PSP will hold an economic interest in Telesat of 64% and 36%, respectively, and a voting interest of 33 1/3% and 66 2/3% respectively. As part of the Telesat Canada acquisition, substantially all of the assets of a Loral subsidiary, Loral Skynet Corporation, were transferred to Telesat. In addition, Telesat acquired the shares of the remaining Loral Skynet subsidiaries. The aggregate fair value of the net assets transferred by Loral Skynet was $773.7 million, of which $24 million was paid using cash equivalents and the balance in common shares and non-voting participating preferred shares of Telesat. In addition, Loral Skynet transferred foreign exchange forward contracts with a value of $119.9 million, in exchange for non-voting participating preferred shares, which were settled for cash on October 31, 2007 and have been included in the balance of cash acquired. The Telesat Canada purchase price was paid in cash. The shares issued as part of the purchase transaction were valued based on the estimated fair value of the assets contributed by Loral Skynet as agreed to by the shareholders. The results of operations for Telesat Canada and Skynet have been included in these consolidated financial statements since October 31, 2007. The acquisition has been accounted for as a purchase transaction.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The asset and liability values acquired are based on a purchase price which was calculated as follows:

Total

Cash paid (net of cash acquired)	3,229,194
Shares issued (note 16)	869,656
Transaction costs	32,692

Purchase price	4,131,542

Other adjustments include severance costs and adjustments to the pension plan as a result of the restructuring at both Telesat Canada and Skynet. The plan to restructure both Telesat Canada and Skynet was in place on October 31, 2007, for the most part was executed on November 30, 2007 and is now fully completed. Severance costs include payments to severed employees in lieu of notice and benefits, as well as incentive bonus payments that would have otherwise been received by the severed employees had they remained with the Company. Of the total severance costs included in the purchase price $5.0 million was paid prior to December 31, 2007. The adjustments to the pension plan include an increase in the benefit obligation as a result of the early retirement program which was partially offset by a curtailment gain due to the overall decrease in the number of employees.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. Telesat determined the fair value of the assets acquired and liabilities assumed based on information available as well as certain reasonable assumptions. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values on October 31, 2007:

Current assets	101,317
Satellites, property and other equipment	1,797,550
Other long term assets	19,219
Intangible assets	1,128,462
Assumed debt	(171,620)
Current liabilities, less current portion of debt	(285,016)
Future income tax liability	(497,419)
Other long term liabilities	(407,554)

Total net assets acquired	1,684,939
Goodwill	2,446,603

Purchase price	4,131,542

The goodwill is representative of the value attributed to the present value of the expected future cash flows of the Company. Of the $1,128.5 million of acquired intangible assets, $596.3 million was assigned to orbital slots and $17.0 million was assigned to trade names, both of which are not subject to amortization. The remaining intangible assets include revenue backlog of $274.5 million, customer relationships of $207.7 million, transponder rights of $28.5, favourable leases of $4.4 million, and patents of $0.1 million all of which will be subject to amortization. See note 12 for disclosure of amortization periods.

Goodwill of $331.3 million and intangible customer relationships and backlog of $60.4 million are being deducted for tax purposes.

Other long term liabilities assumed include severance costs of $15.5 million and adjustments to the pension plan as a result of the restructuring at both Telesat Canada and Skynet.

At December 31, 2007, the outstanding restructuring liabilities were $10.5 million to be paid by December 2009. During 2008, payments of $8.5 million were made resulting in an outstanding restructuring

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liability of $2.0 million included in accounts payable and accrued liabilities at December 31, 2008. No new restructuring liabilities or adjustments to existing liabilities were recorded in 2008.

Predecessor Acquisitions

In October 2006, Telesat Canada acquired 100% of 3652041 Canada Inc. from BCE, its shareholder, in return for a promissory note payable of $21.2 million. The excess of the $21.2 million cost over BCE’s carrying value (a nominal amount) has been recorded as a reduction of $21.2 million in contributed surplus. Telesat Canada then proceeded to amalgamate its wholly owned subsidiary 3484203 Canada Inc. with 3652041 Canada Inc., creating a new entity: 4387678 Canada Inc. 4387678 Canada Inc. then sold its $0.7 million interest in the limited partnership units of TMI Communications and Company, Limited Partnership (TMI) to BCE and a numbered company owned by BCE in return for promissory notes with a fair market value of $201 million. The excess of the fair market value over the Telesat Canada carrying cost was booked as an increase of $200.3 million in contributed surplus.

4.	SEGMENTED INFORMATION

Following the consummation of the Telesat Canada acquisition, the Company operates in a single industry segment, in which it provides satellite-based services to its broadcast, enterprise and consulting customers around the world. As such, segment disclosures are no longer required and are therefore not included for any of the periods presented. See note 3, Business Acquisitions.

The Company derives revenues from the following services:

•	Broadcast — distribution or collection of video and audio signals in the North American and International markets which include television transmit and receive services, occasional use, bundled Digital Video Compression and radio services.

•	Enterprise — provision of satellite capacity and ground network services for voice, data, and image transmission and internet access around the world.

•	Consulting and other — all consulting services related to space and earth segments, government studies, satellite control services and R&D.

Revenues derived from the above service lines were as follows:

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
Revenues	2008	2007	2007	2006
Broadcast	345,382	52,771	254,276	249,692
Enterprise	333,834	53,758	178,888	199,617
Consulting and other	32,159	4,887	24,623	29,656

Total operating revenues	711,375	111,416	457,787	478,965

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Information

Revenue by geographic region was based on the point of origin of the revenues (destination of the billing invoice) and upon the groupings of countries reviewed by the Chief Operating Decision Maker, allocated as follows:

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
Revenues	2008	2007	2007	2006
Revenues — Canada	357,937	60,085	315,200	329,838
Revenues — United States	240,505	34,352	115,993	114,609
Revenues — Europe, Middle East & Africa	47,014	6,403	6,549	8,578
Revenues — Asia, Australia	33,768	5,940	5,550	2,639
Revenues — Latin America & Caribbean	32,151	4,636	14,495	23,301

Total operating revenues	711,375	111,416	457,787	478,965

Goodwill was not allocated to geographic regions in any of the periods.

Telesat’s satellites are in geosynchronous orbit. For disclosure purposes, the Anik and Nimiq satellites have been classified as located in Canada, and the Telstar satellites have been classified as located in the United States. Satellites, property and other equipment by geographic region, based on the location of the asset, are allocated as follows:

	December 31,	December 31,
	2008	2007

Satellites, property and other equipment — Canada	1,431,145	1,345,534
Satellites, property and other equipment — United States	441,809	434,596
Satellites, property and other equipment — all others	10,622	10,503

Total satellites, property and other equipment	1,883,576	1,790,633

Major Customers

For the year ended December 31, 2008, two customers generating Broadcast revenues in Canada represented 18.18% and 10.94% respectively of consolidated revenues. The same two customers represented 16.8% and 11.1% of consolidated revenues for the two month period ended December 31, 2007, 28.5% and 13.6% for the ten months ended October 30, 2007, predecessor entity, and 26.5% and 14.8% for the year ended December 31, 2006, predecessor entity.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	INTEREST EXPENSE

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
	2008	2007	2007	2006
Debt service costs	286,794	47,535	18,060	24,643
Dividends on senior preferred shares	9,855	1,695	—	—
Capitalized interest	(39,008)	(5,369)	(9,512)	(12,184)

	257,641	43,861	8,548	12,459

6.	OTHER EXPENSE

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
	2008	2007	2007	2006
Foreign exchange loss	(698,056)	(118,034)	(935)	(581)
Gain (loss) on financial instruments(a)	251,686	75,098	(6,653)	—
Interest income	1,888	301	3,130	4,504
Performance incentive payments and milestone interest expense	(4,057)	(499)	(4,078)	(6,018)
Other(b)	456	(835)	569	(60)

	(448,083)	(43,969)	(7,967)	(2,155)

(a)	The loss on financial instruments at October 30, 2007, predecessor entity, includes a net loss of $10.2 million related to derivatives not designated as hedges, as well as a gain of $3.5 million related to a fair value hedge.

(b)	In May 2008, Skynet Satellite Corporation, a wholly-owned subsidiary of Telesat, sold its Hawley facility. Proceeds on this sale were $4.1 million and the resulting loss on the sale of $0.1 million is included in other expense. In February 2008, Infosat sold its security division. Proceeds on this sale were $0.6 million and the resulting gain on the sale of $0.4 million is included in other expense.

7.	INCOME TAXES

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
Income Tax Expense (Recovery)	2008	2007	2007	2006
Future	(175,951)	(60,653)	24,292	1,205
Current	11,072	(1,517)	32,785	20,483

	(164,879)	(62,170)	57,077	21,688

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the statutory income tax rate, which is a composite of federal and provincial rates, to the effective income tax rate is as follows:

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
	2008	2007	2007	2006
Statutory income tax rate	33.0%	35.3%	35.3%	35.4%
Permanent differences	(5.9)%	(22.1)%	(15.4)%	2.0%
Adjustment for tax rate changes	(2.5)%	109.1%	(2.4)%	(14.5)%
Impact of acquisition (see note 3)	—	—	1.8%	—
Valuation allowance	(6.8)%	(38.3)%	6.5%	—
Future taxes related to other comprehensive income	—	—	4.8%	—
Charges reflected in equity	—	—	7.6%	—
Other	(1.1)%	9.9%	2.9%	(5.7)%

Effective income tax rate	16.7%	93.9%	41.1%	17.2%

The tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts used for tax purposes are presented below:

	December 31,	December 31,
	2008	2007

Future tax assets
Capital assets	8,904	7,912
Intangible assets	9,482	5,353
Unrealized foreign exchange loss	98,087	13,029
Investments	9,355	8,256
Loss carry forwards	112,386	12,610
Derivative assets	—	4,866
Other	5,415	3,560
Less: valuation allowance	(101,175)	(34,358)

Total future tax assets	142,454	21,228

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,	December 31,
	2008	2007

Future tax liabilities
Capital assets	(208,115)	(170,276)
Intangibles	(147,916)	(276,005)
Derivative liabilities	(47,327)	(7,398)
Other	(2,887)	(4,596)

Total future tax liabilities	(406,245)	(458,275)

Net future income tax liability	(263,791)	(437,047)

Net future income tax liability is comprised of:
Net future income tax asset-current portion	2,581	2,594
Net future income tax liability-long-term option	(266,372)	(439,641)

Net future income tax liability	(263,791)	(437,047)

8.	ACCOUNTS AND NOTES RECEIVABLE

	December 31,	December 31,
	2008	2007

Trade receivables — net of allowance for doubtful accounts	63,723	54,114
Less: long-term portion of trade receivables	(1,790)	(239)

	61,933	53,875

The allowance for doubtful accounts was $5.4 at December 31, 2008 and $4.3 million at December 31, 2007.

The long-term portion of trade receivables includes items that will not be collected during the subsequent year and is included in the long-term portion of other assets in note 10.

9.	ASSETS HELD FOR SALE

As a result of the consolidation of facilities of the two legacy operating entities, Telesat Canada and Loral Skynet, the Hawley facility was slated to be sold as part of the overall integration plan. On February 13, 2008, Skynet Satellite Corporation, a wholly-owned subsidiary of Skynet, entered into an agreement with a third party to sell the Hawley facility, along with most of the equipment located within the facility. The sale closed on May 1, 2008 with net proceeds of $4.1 million being received (see note 6).

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	OTHER ASSETS

	December 31, 2008		December 31, 2007
	Current	Long Term	Current	Long Term
	Portion	Portion	Portion	Portion

Net investment in leases(a)	2,217	30	16,747	3,395
Income taxes recoverable	3,943	—	12,847	—
Accrued pension benefit (see note 21)	—	13,610	—	9,911
Prepaid expenses and deposits(b)	16,006	6,755	15,236	712
Deferred charges(c)	10,709	6,224	4,808	8,637
Derivative assets(d)	10,805	8,797	354	—
Inventories(e)	4,723	—	7,239	—
Other assets(f)	784	6,887	546	4,713

	49,187	42,303	57,777	27,368

(a)	The net investment in leases is classified on the balance sheet in other current assets and other long-term assets, and includes the following:

	December 31,	December 31,
Net Investment in Leases as at	2008	2007

Total minimum lease payments	2,305	21,383
Unearned finance income	(58)	(1,241)

	2,247	20,142
Current portion	(2,217)	(16,747)

Long-term portion	30	3,395

Unearned finance income is allocated to income over the term of the lease in a manner that produces a constant rate of return on the investment in the leases. The investment in the leases for the purposes of income recognition is composed of net minimum lease payments and unearned finance income. Future minimum lease payments receivable under the sales-type leases are $2.3 million in 2009.

(b)	Prepaid expense and deposits includes mainly prepaid insurance for in-orbit satellites, prepaid interest on banker’s acceptances and deposits related to foreign taxes.

(c)	Deferred charges include deferred costs related to deferred revenue, as well as deferred financing charges related to the revolving credit facility and the Canadian term loan facility (note 14).

(d)	Derivative assets, both short and long-term, comprise the following:

		December 31,	December 31,
Derivative Asset	Maturity	2008	2007

Foreign currency forward contracts	February 2, 2009 to December 1, 2009	10,805	354
Cross currency basis swap	October 31, 2014	8,797	—

		19,602	354

(e)	Inventories are valued at lower of cost and net realizable value and consist of $3.8 million (2007 — $5.7 million) of finished goods and $0.9 million (2007 — $1.5 million) of work in process. Cost for substantially all network equipment inventories is determined on an average cost basis. Cost for work in process and certain one-of-a-kind finished goods is determined using specific identification. All of the inventories have been pledged as security pursuant to the terms of the credit facilities.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)	Other assets, both short and long term components, at December 31, 2008 include: tax indemnifications receivable from Loral of $2.9 million (note 22), other deposits of $1.1 million, investments of $0.6 million, long term trade receivables of $1.8 million, and other assets of $1.3 million. The breakdown at December 31, 2007 includes: tax indemnifications receivable from Loral of $2.3 million, other deposits of $2.1 million, investments of $0.6 million, and long term trade receivables of $0.2 million.

Investments are recorded at cost. No impairments were recorded as no events or changes in circumstances were identified during the period that may have a significant adverse effect on the carrying value of the investments. Telesat has a portfolio interest in Hellas-Sat Consortium Limited. The consortium has one satellite which provides regional coverage to Greece, Cyprus and the Balkans. Telesat also holds a nominal portfolio interest in Anik-Colombia. Telesat’s wholly-owned subsidiary Infosat holds a 22% interest in Pakistan’s Comstar ISA Ltd., a satellite service provider which is recorded using the equity method.

11.	SATELLITES, PROPERTY AND OTHER EQUIPMENT

		Accumulated	Net Book
	Cost	Amortization	Value

December 31, 2008
Satellites	1,544,396	(177,768)	1,366,628
Earth stations	139,227	(19,012)	120,215
Transponders under capital lease	34,189	(4,943)	29,246
Office buildings and other	36,248	(8,555)	27,693
Construction in progress	339,794	—	339,794

	2,093,854	(210,278)	1,883,576

December 31, 2007
Satellites	1,285,583	(26,324)	1,259,259
Earth stations	120,210	(4,546)	115,664
Transponders under capital lease	38,588	(893)	37,695
Office buildings and other	32,619	(1,544)	31,075
Construction in progress	346,940	—	346,940

	1,823,940	(33,307)	1,790,633

The cost of assets under capital lease, including satellite transponders, was $49.4 million at December 31, 2008 and $55.8 million at December 31, 2007. At December 31, 2008 the net book value of these assets was $29.2 million (2007 — $38.6 million). In April 2008, SpaceConnection renegotiated the terms of two of its capital leases. The result is a reduction to the cost of transponders under capital lease of $13.8 million and a reduction to capital lease liabilities of $14.6 million, and a gain of $0.5 million reflected in other expense.

Consistent with its accounting policy, the Company tests for asset impairment upon the occurrence of triggering events. During the fourth quarter of 2008, the Company determined that, based on the results of certain fuel studies, the life span of the Nimiq 3 satellite was shorter than previously expected, and a triggering event had occurred. Telesat therefore tested the Nimiq 3 satellite for impairment, and upon determining that its carrying amount was not recoverable, recorded an impairment charge of $2.4 in operating expenses. The impairment charge was measured as the excess of the net carrying amount of the satellite over its fair value, with the estimated fair value being based on the present value of the expected future cash flows of Nimiq 3. Amortization will continue to the end of the satellite’s revised estimated service life.

During the second quarter of 2008 Telesat received $4.0 million of insurance proceeds on Anik F3 which reduced the cost of the satellite.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2007, Telesat’s indirect subsidiary Telesat Serviços de Telecomunicação Limitada (“TSL”) recognized an asset impairment loss of $2.1 million related to its capital assets. The impairment loss was measured as the excess of the net carrying amount of the asset groups over their fair value, which was estimated based on the expected present value of cash flows associated with each type of asset. The carrying values of earth stations and office buildings and other were reduced by $1.8 million and $0.3 million, respectively. The impairment resulted from the decision to lease TSL’s Belo Teleport, equipment and hub and discontinue the provision of earth segment services in Brazil.

Construction in progress amounts relate primarily to satellites under construction and the related launch service costs. The Nimiq 4 satellite was transferred out of construction in progress to the satellites category upon final acceptance in October 2008. At December 31, 2008 both Telstar 11N and Nimiq 5 are under construction.

12.	GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets were initially established in connection with the Telesat Canada acquisition described in note 3.

		Accumulated	Net Book
	Cost	Amortization	Value

2008
Finite life intangible assets:
Revenue backlog	274,487	(44,988)	229,499
Customer relationships	207,704	(14,500)	193,204
Favourable leases	4,816	(1,987)	2,829
Concession right	1,230	—	1,230
Transponder rights	28,497	(3,626)	24,871
Patents	59	(4)	55

	516,793	(65,105)	451,688
Indefinite life intangible assets:
Orbital slots	113,347	—	113,347
Trade name	17,000	—	17,000

Total intangible assets	647,140	(65,105)	582,035
Goodwill	2,446,603	—	2,446,603

Goodwill and intangible assets	3,093,743	(65,105)	3,028,638

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Accumulated	Net Book
	Cost	Amortization	Value

2007
Finite life intangible assets:
Revenue backlog	274,487	(5,316)	269,171
Customer relationships	207,704	(2,072)	205,632
Favourable leases	4,368	(218)	4,150
Transponder rights	28,497	(518)	27,979
Patents	59	—	59

	515,115	(8,124)	506,991
Indefinite life intangible assets:
Orbital slots	596,347	—	596,347
Trade name	17,000	—	17,000

Total intangible assets	1,128,462	(8,124)	1,120,338
Goodwill	2,446,603	—	2,446,603

Goodwill and intangible assets	3,575,065	(8,124)	3,566,941

During the fourth quarter of 2008, Telesat performed its annual valuation of goodwill and indefinite life intangible assets, which resulted in an impairment charge of $483.0 million to the orbital slots. The impairment charge was measured as the excess of the carrying amount of orbital slots over their fair value, with the estimated fair value being based on the present value of the expected future cash flows to be generated through the use of the orbital slots. The increase of the discount rate due to current market conditions, the impact of a strengthened U.S. dollar on the cost of satellites, as well as the increases to insurance costs and launch services in 2008 reduced the present value of the expected future cash flows for the orbital slots.

After recording the impairment charges on the orbital slots and on its Nimiq 3 satellite (see note 11), the Company performed its annual impairment test on goodwill by comparing the estimated fair value to the adjusted carrying value of the reporting unit. The annual impairment test of goodwill did not result in any impairment. Telesat will continue to monitor, however, whether the impact of the current uncertain economic times results in a requirement to test its balance of goodwill more frequently than on an annual basis. If any such triggering events are identified, a goodwill impairment test would be performed accordingly.

Revenue backlog is amortized based on the annual rate at which the backlog is recognized in revenue. Customer relationships, favourable leases and patents are amortized on a straight-line basis over the asset’s estimated useful life. The Company recorded amortization expense on intangible assets of $55.5 million for the year ended December 31, 2008 ($8.1 million for the two months ended December 31, 2007).

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	OTHER LIABILITIES

	December 31, 2008		December 31, 2007
	Current	Long Term	Current	Long Term
	Portion	Portion	Portion	Portion

Deferred revenues and deposits(a)	61,960	323,608	54,652	257,256
Derivative liabilities(b)	—	82,255	14,811	271,061
Capital lease liabilities(c)	15,644	24,213	29,008	44,344
Deferred satellite performance incentive payments(d)	11,425	60,895	7,533	35,791
Interest payable	43,517	—	40,146	—
Dividends payable on senior preferred shares (see note 15)	—	11,550	1,695	—
Pension and other post retirement liabilities (see note 21)	—	24,957	—	24,313
Other liabilities(e)	5,549	38,658	4,530	29,722

	138,095	566,136	152,375	662,487

(a)	Deferred revenues represent the Company’s liability for the provision of future services and are classified on the balance sheet in other current liabilities and other long-term liabilities. The prepaid amount is brought into income over the period of service to which the prepayment applies. The net amount outstanding at December 31, 2008 will be reflected in the statements of loss as follows: $57.5 million in 2009, $34.0 million in 2010, $32.6 million in 2011, $32.6 million in 2012, $32.2 million in 2013 and $192.2 million thereafter.

(b)	Derivative liabilities, both short and long-term, comprise the following:

		December 31,	December 31,
Derivative Liability	Maturity	2008	2007

Foreign currency forward contracts	January 1, 2008 to December 1, 2009	—	17,545
Cross currency basis swap	October 31, 2014	—	261,974
Interest rate swaps	January 31, 2010 to November 28, 2011	82,255	6,353

		82,255	285,872

(c)	The capital lease liabilities are classified on the balance sheet in other current liabilities and other long-term liabilities.

	December 31,	December 31,
Capital Lease Liabilities	2008	2007

Total minimum lease payments	48,889	90,025
Amount representing interest (9%)	(9,032)	(16,673)

	39,857	73,352
Current portion	(15,644)	(29,008)

Long-term portion	24,213	44,344

Future minimum lease payments payable under all capital leases are $18.7 million in 2009, $6.0 million in 2010, $6.1 million in 2011, $6.0 million in 2012, $6.0 million in 2013 and $6.1 million thereafter.

(d)	Deferred satellite performance incentive payments are payable over the lives of the Nimiq 1, Nimiq 4, Anik F1, Anik F2, Anik F3 and Anik F1R satellites. The present value of the payments is capitalized as

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

part of the cost of the satellite, recorded as a liability, and charged against operations as part of the normal amortization of the satellite. The present value of the amounts payable on the successful operation of the transponders are $11.4 million in 2009, $5.2 million in 2010, $4.5 million in 2011, $3.8 million in 2012, $4.0 million in 2013 and $43.4 million thereafter.

(e)	Other liabilities at December 31, 2008 include: tax indemnifications payable to Loral (note 22) of $8.5 million (2007 — $6.9 million), potential income tax liabilities of $2.6 million (2007 — $1.8 million), unfavourable leases of $1.9 million (2007 — $2.2 million), unfavourable customer revenue backlog of $12.8 million (2007 — $15.2 million), income taxes payable of $0.8 million (2007 — $0.9 million), promissory note payable to Loral of $7.4 million (note 23), and other liabilities of $10.2 million (2007 — $7.3 million).

14.	DEBT FINANCING

	December 31,	December 31,
	2008	2007

Senior secured credit facilities(a):
Revolving facility	—	20,000
The Canadian term loan facility	195,000	200,000
The U.S. term loan facility	2,087,010	1,687,652
The U.S. term loan II facility	179,207	5,842
Senior bridge loan(b)	—	667,806
Senior notes(c)	818,620	—
Senior subordinated bridge loan(d)	—	209,324
Senior subordinated notes(e)	256,400	—
Other debt financing(f)	258	3,739

	3,536,495	2,794,363
Current portion	(23,272)	(18,419)

Long-term portion	3,513,223	2,775,944

The outstanding debt balances above, with the exception of the revolving credit facility and the Canadian term loan, are shown net of related debt issuance costs. The debt issuance costs related to the revolving credit facility and Canadian term loan are included in deferred charges (see note 10) and are amortized to interest expense on a straight-line basis. All other debt issuance costs are amortized to interest expense using the effective interest method.

(a) The senior secured credit facilities are secured by substantially all of Telesat’s assets. Under the terms of these facilities, Telesat is required to comply with certain covenants including financial reporting, maintenance of certain financial covenant ratios for leverage and interest coverage, a requirement to maintain minimum levels of satellite insurance, restrictions on capital expenditures, a restriction on fundamental business changes or the creation of subsidiaries, restrictions on investments, restrictions on dividend payments, restrictions on the incurrence of additional debt, restrictions on asset dispositions, and restrictions on transactions with affiliates. The financial covenant ratios include total debt to EBITDA for covenant purposes (earnings before interest, taxes, depreciation, amortization and other charges) and EBITDA for covenant purposes to interest expense. Both financial covenant ratios become tighter over the term of the credit facility. At December 31, 2008 Telesat was in compliance with all of the required covenants.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Telesat was required to hedge, at fixed rates, prior to February, 2008, 50% of its floating interest rate debt for a three year period ending October 31, 2010. The Company has complied with this obligation. These derivative instruments have not been designated as hedging instruments for accounting purposes.

Each tranche of the credit facility is subject to mandatory principal repayment requirements, which, in the initial years, are generally an annual amount representing 1% of the initial aggregate principal amount, payable quarterly. The senior secured credit facility has several tranches which are described below:

(i) A revolving Canadian dollar denominated credit facility (the “revolving facility”) of up to the Canadian dollar equivalent of $153 million (US$124.9 million) is available to Telesat. This revolving facility matures on October 31, 2012 and is available to be drawn at any time. The drawn loans will bear interest at the prime rate or LIBOR or Bankers’ Acceptance plus an applicable margin of 175 to 275 basis points per annum. Undrawn amounts under the facility are subject to a commitment fee. As at December 31, 2008, no funds were drawn under this facility.

(ii) The Canadian term loan facility is a $200 million loan facility denominated in Canadian dollars, bears interest at a floating rate of the Bankers’ Acceptance rate plus an applicable margin of 275 basis points per annum, and has a maturity of October 31, 2012. The required repayments on the Canadian term loan facility were $5 million for the year ended December 31, 2008 and will be $10 million for the year ended December 31, 2009, $15 million for the year ended December 31, 2010, $90 million for the year ended December 31, 2011 and $80 million for the year ended December 31, 2012. The payments will be made quarterly in varying amounts. The average interest rate was 6.57% for the year ended December 31, 2008, and 7.55% for the two months ended December 31, 2007. This facility was fully drawn at December 31, 2008 and principal repayments are being made as required.

(iii) The U.S. term loan facility is a $1,755 million loan facility denominated in U.S. dollars ($2,149 million CAD at December 31, 2008), bears interest at LIBOR plus an applicable margin of 300 basis points per annum, and has a maturity of October 31, 2014. The average interest rate was 6.35% for the year ended December 31, 2008, and 7.92% for the two months ended December 31, 2007. This facility was fully drawn at December 31, 2008 and principal repayments are being made as required.

(iv) The U.S. term loan II facility is a $150 million delayed draw facility denominated in U.S. dollars ($183.7 million CAD at December 31, 2008), bears interest at LIBOR plus an applicable margin of 300 basis points per annum, and has a maturity of October 31, 2014. The average interest rate was 6.17% for the year ended December 31, 2008 and 8.0% for the two months ended December 31, 2007. The U.S. term loan II facility was available to be drawn for 12 months after the closing of the Telesat Canada acquisition to fund capital expenditures. The undrawn amount of the U.S. term loan II was subject to a commitment fee. This facility was fully drawn at December 31, 2008 and principal repayments are being made as required.

(b) The Senior bridge loan was a $692.8 million unsecured loan facility denominated in U.S. dollars ($684.6 million CAD at December 31, 2008), guaranteed by certain Telesat subsidiary entities. This facility had a maturity of October 31, 2008 and an initial interest rate per annum equal to the greater of 9% or three-month LIBOR plus the applicable margin. The applicable margin increased over time subject to an interest rate cap of 11%. The average interest rate was 9.0% for the two months ended December 31, 2007 and 9.0% for the January 1, 2008 to June 29, 2008 period.

(c) On June 30, 2008, Telesat exchanged the outstanding US$692.8 million Senior bridge loan for US$692.8 million Senior notes. The Senior notes bear interest at an annual rate of 11.0% and are due November 1, 2015. The Senior notes include covenants or terms that restrict Telesat’s ability to, among other things, (i) incur additional indebtedness, (ii) incur liens, (iii) pay dividends or make certain other restricted payments, investments or acquisitions, (iv) enter into certain transactions with affiliates, (v) modify or cancel

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company’s satellite insurance, (vi) effect mergers with another entity, and (vii) redeem the Senior notes prior to May 1, 2012, in each case subject to exceptions provided in the Senior notes indenture.

(d) The Senior subordinated bridge loan was a $217.2 million unsecured loan facility denominated in U.S. dollars ($214.6 million CAD), guaranteed by certain Telesat subsidiary entities. This facility had a maturity of October 31, 2008 and an initial interest rate per annum equal to the greater of 10.5% or three-month LIBOR plus the applicable margin. The applicable margin increased over time subject to an interest rate cap of 12.5%. The average interest rate was 10.5% for the two months ended December 31, 2007, and 10.5% for the January 1, 2008 to June 29, 2008 period.

(e) On June 30, 2008, Telesat also exchanged the outstanding US$217.2 million Senior subordinated bridge loan for US$217.2 million Senior subordinated notes. The Senior subordinated notes bear interest at a rate of 12.5% and are due November 1, 2017. The Senior subordinated notes include covenants or terms that restrict Telesat’s ability to, among other things, (i) incur additional indebtedness, (ii) incur liens, (iii) pay dividends or make certain other restricted payments, investments or acquisitions, (iv) enter into certain transactions with affiliates, (v) modify or cancel the Company’s satellite insurance, (vi) effect mergers with another entity, and (vii) redeem the Senior subordinated notes prior to May 1, 2013, in each case subject to exceptions provided in the Senior subordinated notes indenture.

(f) Other debt financing includes the financing for the Company’s headquarters building. With respect to the headquarters building, the Company shares equally with the developer, the ownership, cost and debt of the building. The Company has leased the developer’s share for twenty years beginning January 25, 1989 for an annual rent, excluding operating costs, of $1.7 million. Total headquarters financing of $0.2 million includes the amount owing under this capital lease of $0.1 million at December 31, 2008. The imputed interest rate for the capital lease is 10.69% per annum.

Mortgage financing for the Company’s share of the facility has been arranged by the developer for a twenty-year term coincident with the lease with interest at 11% per annum and with annual payments of principal and interest of $1.9 million.

The outstanding balance of long term debt, excluding debt issuance costs, will be repaid as follows (in millions of Canadian dollars):

2009	2010	2011	2012	2013	Thereafter	Total

33.6	38.3	113.3	103.3	23.3	3,308.2	3,620.0

15.	SENIOR PREFERRED SHARES

Telesat issued 141,435 Senior Preferred Shares in exchange for cash with an issue price of $1,000 per Senior Preferred Share on October 31, 2007 as part of the Telesat Canada acquisition transaction described in notes 1 and 3. The Senior Preferred Shares rank in priority, with respect to the payment of dividends and return of capital upon liquidation, dissolution or winding-up, ahead of the shares of all other classes of Telesat stock which have currently been created, as well as any other shares that may be created that by their terms rank junior to the Senior Preferred Shares. The Senior Preferred Shares are entitled to receive cumulative preferential dividends at a rate of 7% per annum on the Liquidation Value, being $1,000 per Senior Preferred Share plus all accrued and unpaid dividends. The annual dividend may be paid in cash if such payment is permitted under the terms of (i) the senior secured credit facilities and the indenture governing the senior notes, and (ii) any indebtedness incurred to refinance the senior secured credit facilities or the senior notes. If the cash payment is not permitted, the dividends will be paid in Senior Preferred Shares based on an issue price of $1,000 per Senior Preferred Share. Dividends of $11.6 million (note 13) have been accrued at December 31, 2008 (2007 — $1.7 million, see note 13) and included as interest expense.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Senior Preferred Shares may be submitted by the holder for redemption on or after the twelfth anniversary of the date of issue, subject to compliance with law. Upon a change of control which occurs after the fifth anniversary of the issue of the Senior Preferred Shares, or on the fifth anniversary if a change of control occurs prior to the fifth anniversary of the issue, Telesat must make an offer of redemption to all holders of Senior Preferred Shares, and must redeem any Senior Preferred Shares for which the offer of redemption is accepted within 25 days of such offer. As a result, the Senior Preferred Shares have been classified as a liability on the balance sheet.

The holders of the Senior Preferred Shares are not entitled to receive notice of or to vote at any meeting of shareholders of the Company except for meetings of the holders of the Senior Preferred Shares as a class, called to amend the terms of the Senior Preferred Shares, or otherwise as required by law.

16.	CAPITAL STOCK

The authorized capital of the Company is comprised of: (i) an unlimited number of common shares, (ii) an unlimited number of voting participating preferred shares, (iii) an unlimited number of non-voting participating preferred shares, (iv) an unlimited number of redeemable common shares, (v) an unlimited number of redeemable non-voting participating preferred shares, (vi) 1,000 director voting preferred shares, and (vii) 325,000 senior preferred shares. None of the Redeemable Common Shares or Redeemable Non-Voting Participating Preferred Shares have been issued as at December 31, 2008.

Common Shares

The holders of the Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company and to one vote in respect of each common share held on all matters at all such meetings, except in respect of a class vote applicable only to the shares of any other class, in respect of which the common shareholders shall have no right to vote. The holders of the Common Shares are entitled to receive dividends as may be declared by the Board of Directors of the Company, and are entitled to share in the distribution of the assets of the Company upon liquidation, winding-up or dissolution, subject to the rights, privileges and conditions attaching to any other class of shares ranking in order of priority. The Common Shares are convertible at the holders’ option, at any time, into Voting Participating Preferred Shares or Non-Voting Participating Preferred Shares, on a one-for-one basis.

The following table provides the details of the issued and outstanding Common Shares as at December 31, 2008. All amounts are in thousands of Canadian dollars, except the number of shares:

	Common Shares
	Number	Value ($)

Opening balance, October 31, 2007	1	—
Issued for cash (notes 1 and 3)	35,172,218	311,124
Issued in exchange for contributed assets (notes 1 and 3)	39,080,241	445,290

Ending balances, December 31, 2008 and 2007	74,252,460	756,414

Voting Participating Preferred Shares

The rights, privileges and conditions of the Voting Participating Preferred Shares are identical in all respects to those of the Common Shares, except for the following:

•	The holders of Voting Participating Preferred Shares are not entitled to vote at meetings of the shareholders of the Company on resolutions electing directors.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	For all other meetings of the shareholders of the Company, the holders of Voting Participating Preferred Shares are entitled to a variable number of votes per Voting Participating Preferred Share based on the number of Voting Participating Preferred Shares, Non-Voting Participating Preferred Shares and Redeemable Non-Voting Participating Preferred Shares outstanding on the record date of the given meeting of the shareholders of the Company.

•	The Voting Participating Preferred Shares are convertible, at any time, at the holders’ option into Common Shares or Non-Voting Participating Preferred Shares on a one-for-one basis as long as the result of such conversion does not cause the Company to cease to be a “qualified corporation” within the meaning of the Canadian Telecommunication Common Carrier Ownership and Control Regulations pursuant to the Telecommunications Act (Canada).

Non-Voting Participating Preferred Shares

The rights, privileges and conditions of the Non-Voting Participating Preferred Shares are identical in all respects to those of the Common Shares, except for the following:

•	The holders of Non-Voting Participating Preferred Shares are not entitled to vote on any matter at meetings of the shareholders of the Company, except in respect of a class vote applicable only to the Non-Voting Participating Preferred Shares.

•	The Non-Voting Participating Preferred Shares are convertible, at any time, at the holders’ option into Common Shares or Voting Participating Preferred Shares on a one-for-one basis as long as the result of such conversion does not cause the Company to cease to be a “qualified corporation” within the meaning of the Canadian Telecommunication Common Carrier Ownership and Control Regulations pursuant to the Telecommunications Act (Canada).

Director Voting Preferred Shares

The rights, privileges and conditions of the Director Voting Preferred Shares are identical in all respects to those of the Common Shares, except for the following:

•	The holders of Director Voting Preferred Shares are entitled to receive notice of and to attend all meetings of the shareholders of the Company at which directors of the Company are to be elected. The holders of the Director Voting Preferred Shares are not entitled to attend meetings of the shareholders of the Company and have no right to vote on any matter other than the election of directors of the Company.

•	The holders of Director Voting Preferred Shares are entitled to receive annual non-cumulative dividends of $10 per share if declared by the Board of Directors of the Company, in priority to the payment of dividends on the Common Shares, Voting Participating Preferred Shares, Non-Voting Participating Preferred Shares, Redeemable Common Shares, and Redeemable Non-Voting Participating Preferred Shares, but after payment of any accrued dividends on the Senior Preferred Shares.

•	In the event of liquidation, wind-up or dissolution, the holders of Director Voting Preferred Shares are entitled to receive $10 per share in priority to the payment of dividends on the Common Shares, Voting Participating Preferred Shares, Non-Voting Participating Preferred Shares, Redeemable Common Shares, and Redeemable Non-Voting Participating Preferred Shares, but after payment of any accrued dividends on the Senior Preferred Shares.

•	The Director Voting Preferred Shares are redeemable at the option of the Company, at any time, at a redemption price of $10 per share.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the details of the issued and outstanding preferred shares as at December 31, 2008 and 2007. See note 3 for a description of the various transactions. All amounts are in thousands of Canadian dollars, except share amounts.

	Voting Participating		Non-Voting Participating		Director Voting		Total
	Number	Value ($)	Number	Value ($)	Number	Value ($)	Number	Value ($)

Opening balance, October 31, 2007	—	—	—	—	—	—	—	—
Issued for cash	7,034,444	117,388	—	—	1,000	10	7,035,444	117,398
Issued in exchange for contributed assets	—	—	25,794,025	304,449	—	—	25,794,025	304,449
Issued in exchange for the novation of forward contracts from Loral Skynet	—	—	10,159,799	119,917	—	—	10,159,799	119,917

Ending balance, December 31, 2008 and 2007	7,034,444	117,388	35,953,824	424,366	1,000	10	42,989,268	541,764

17.	CASH FLOW INFORMATION

	December 31,	December 31,
	2008	2007

Cash and cash equivalents is comprised of:
Cash	26,584	32,737
Short term investments, original maturity 90 days or less	71,955	9,466

	98,539	42,203

Changes in operating assets and liabilities are comprised of:
Receivables	(3,303)	(4,718)
Other assets	(34,885)	132,768
Accounts payable and accrued liabilities	(12,947)	72,380
Income taxes payable	960	(749)
Other liabilities	99,034	5,809

	48,859	205,490

	December 31,	December 31,
	2008	2007

Non-cash investing and financing activities are comprised of:
Purchase of satellites, property and other equipment	3,595	4,767
Purchase of concession right	1,230	—
Shares issued in exchange for assets contributed (note 3)	—	869,656

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	CAPITAL DISCLOSURES

Telesat Holdings Inc. is a privately held company. The Company’s financial strategy is designed to maintain compliance with its financial covenants under its senior secured credit facility, and to provide adequate returns to its shareholders and other stakeholders. Telesat meets these objectives through its monitoring of its financial covenants and operating results on a quarterly basis.

The Company defines its capital as follows:

	December 31,	December 31,
	2008	2007

Shareholders’ equity, excluding accumulated other comprehensive loss	477,174	1,294,127
Debt financing	3,536,495	2,794,363
Cash and cash equivalents	98,539	42,203

Telesat manages its capital by measuring the financial covenant ratios contained in its senior secured credit agreement (the “credit agreement”), dated October 31, 2007 and which terminates in October 2014. As of December 31, 2008, the Company was subject to three financial covenant compliance tests: a maximum Consolidated Total Debt to Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for covenant purposes ratio test, a minimum Consolidated EBITDA for covenant purposes to Consolidated Interest Expense ratio test and a maximum Permitted Capital Expenditure Amount test. Compliance with financial covenants is measured on a quarterly basis, except for the maximum Permitted Capital Expenditure Amount which is only measured at the end of every fiscal year.

As of December 31, 2008, Telesat’s Consolidated Total Debt to Consolidated EBITDA for covenant purposes ratio, for credit agreement compliance purposes, was 7.29:1, which was less than the maximum test ratio of 9.50:1. The Consolidated EBITDA for covenant purposes to Consolidated Interest Expense ratio, for credit agreement compliance purposes, was 1.74:1, which was greater than the minimum test ratio of 1.20:1. These test ratios were constant for the 2008 financial year. The Capital Expenditure Amount, for credit agreement compliance purposes, was $263.6 million, which was less than the maximum US $325.0 million permitted under the credit agreement. The maximum Permitted Capital Expenditure Amount varies in each fiscal year with the possibility to carry forward or carry back unused amounts based on conditions specified in the credit agreement.

For the quarter ending March 31, 2009, the Consolidated Total Debt to Consolidated EBITDA for covenant purposes ratio test becomes 9.25:1, and the ratio test generally becomes more restrictive over the life of the credit agreement, such that for the period beginning October 1, 2013, the ratio test is a maximum of 5.50:1. For the quarter ending June 30, 2009, the minimum Consolidated EBITDA for covenant purposes to Consolidated Interest Expense ratio is 1.25:1, and the ratio test generally becomes more restrictive over the life of the credit agreement, such that for the quarter ending September 30, 2014, the minimum test ratio is 1.95:1.

As part of the on-going monitoring of Telesat’s compliance with its financial covenants, interest rate risk due to variable interest rate debt is managed through the use of interest rate swaps (note 19), and foreign exchange risk exposure arising from principal and interest payments on Telesat’s debt is partially managed through a cross currency basis swap (note 19). In addition, operating expenses are tracked against budget on a monthly basis, and this analysis is reviewed by senior management.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	FINANCIAL INSTRUMENTS

Fair Value

Fair value is the amount that willing parties would accept to exchange a financial instrument based on the current market for instruments with the same risk, principal and remaining maturity. Where possible, fair values are based on the quoted market values in an active market. In the absence of an active market, we determine fair values based on prevailing market rates (bid and ask prices, as appropriate) for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analysis, using observable market-based inputs.

Estimates of fair values are affected significantly by the assumptions for the amount and timing of estimated future cash flows and discount rates, which all reflect varying degrees of risk. Potential income taxes and other expense that would be incurred on disposition of these financial instruments are not reflected in the fair values. As a result, the fair values are not necessarily the net amounts that would be realized if these instruments were actually settled.

The carrying amounts for cash and cash equivalents, short term investments, trade receivables, promissory notes receivable, other current liabilities, accounts payable and accrued liabilities, and debt due within one year approximate fair market value due to the short maturity of these instruments. Derivative instruments are based on third party quotes reflecting observable market inputs for interest and currency rates. At December 31, 2008 the fair value of the debt financing is equal to the market value derived from transactions and quotations from third parties excluding financing charges considering market interest rates. At December 31, 2007 the fair value of the debt financing was equal to its carrying value, excluding financing charges, due to the short period of time elapsed since the assumption of the debt.

The carrying amounts and fair values of financial instruments were as follows as at:

	Carrying Value
			Loans &
December 31, 2008	HFT	AFS	Receivables	Total	Fair Value

Financial assets
Cash and cash equivalents	98,539	—	—	98,539	98,539
Accounts and notes receivable	—	—	61,933	61,933	61,933
Derivative financial instruments	19,602	—	—	19,602	19,602
Other assets	14,936	637	2,202	17,775	17,775

	133,077	637	64,135	197,849	197,849

	Carrying Value
December 31, 2008	HFT	Other	Total	Fair Value

Financial liabilities
Accounts payable and accrued liabilities	—	48,764	48,764	48,764
Debt	—	3,536,237	3,536,237	2,371,014
Derivative financial instruments	82,255	—	82,255	82,255
Other liabilities	—	288,236	288,236	191,837

	82,255	3,873,237	3,955,492	2,693,870

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Carrying Value
			Loans &
December 31, 2007	HFT	AFS	Receivables	Total	Fair Value

Financial assets
Cash and cash equivalents	42,203	—	—	42,203	42,203
Accounts and notes receivable	—	—	55,299	55,299	55,299
Derivative financial instruments	354	—	—	354	354
Other assets	7,203	—	—	7,203	7,203

	49,760	—	55,299	105,059	105,059

	Carrying Value
December 31, 2007	HFT	Other	Total	Fair Value

Financial liabilities
Accounts payable and accrued liabilities	—	81,221	81,221	81,221
Debt	—	2,792,575	2,792,575	2,865,116
Derivative financial instruments	285,872	—	285,872	285,872
Other liabilities	—	228,654	228,654	230,258

	285,872	3,102,450	3,388,322	3,462,467

The Company, through its financial assets and liabilities, is exposed to various risks. The following analysis provides a measurement of risks as at the balance sheet date of December 31, 2008.

Measurement of Risks

Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short term investments, derivative assets, other assets and accounts receivable. At December 31, 2008 the maximum exposure to credit risk is equal to the carrying value of the financial assets, $197.8 million (2007 — $105.1 million) as listed above. Cash and cash equivalents and short term investments are invested with high quality investment grade financial institutions and are governed by the Company’s corporate investment policy, which aims to reduce credit risk by restricting investments to high-grade U.S. dollar and Canadian dollar denominated investments.

Telesat may be exposed to credit risk if counterparties to its derivative instruments are unable to meet their obligations. It is expected that these counterparties will be able to meet their obligations as they are institutions with strong credit ratings. Telesat regularly monitors the credit risk and credit exposure.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Telesat has a number of diverse customers, which limits the concentration of credit risk with respect to accounts receivable. The Company has credit evaluation, approval and monitoring processes intended to mitigate potential credit risks. Telesat’s standard payment terms are 30 days. Interest at a rate of 1.5% per month, compounded monthly, is typically charged on balances remaining unpaid at the end of the standard payment terms. Telesat’s historical experience with customer defaults has been minimal. As a result, Telesat considers the credit quality of its North American customers to be high; however due to the additional complexities of collecting from its International customers the Company considers the credit quality of its International customers to be lower than the North American customers. At December 31, 2008, North American and International customers made up 64% and 36% of the outstanding trade receivable balance, respectively. Anticipated bad debt losses have been provided for in the allowance for doubtful accounts. The allowance for doubtful accounts at December 31, 2008 was $5.4 million (2007 — $4.3 million). A reconciliation of the allowance for doubtful accounts is as follows:

Allowance for Doubtful Accounts	2008	2007

Balance at January 1 and October 31, respectively	4.3	4.2
Provision for receivables impairment	1.6	0.2
Receivables written off during the period as uncollectible	(0.5)	(0.1)

Balance at December 31	5.4	4.3

Foreign Exchange Risk

The Company’s operating results are subject to fluctuations as a result of exchange rate variations to the extent that transactions are made in currencies other than Canadian dollars. The most significant impact of variations in the exchange rate is on the U.S. dollar denominated debt financing. At December 31, 2008, approximately $3,341 million of the $3,536 million total debt financing (note 14) is the Canadian dollar equivalent of the U.S. dollar denominated portion of the debt.

Telesat uses forward contracts to hedge foreign currency risk on anticipated transactions, mainly related to the construction of satellites. At December 31, 2008, the Company had $61.0 million (2007 — $196.9 million) of outstanding foreign exchange contracts which require the Company to pay Canadian dollars to receive US $58.7 million (2007 — US $198.9 million) for future capital expenditures. At December 31, 2008, the fair value of these derivative contract liabilities was an unrealized gain of $10.8 million (December 31, 2007 — unrealized loss of $17.5 million). This non-cash gain will remain unrealized until the contracts are settled. These forward contracts are due between February 2, 2009 and December 1, 2009.

The Company has also entered into a cross currency basis swap to hedge the foreign currency risk on a portion of its U.S. dollar denominated debt. Telesat uses natural hedges to manage the foreign exchange risk on operating cash flows. At December 31, 2008, the Company had a cross currency basis swap of $1,212 million (2007 — $1,224 million) which requires the Company to pay Canadian dollars to receive US $1,043.5 million (2007 — US $1,054 million). At December 31, 2008, the fair value of this derivative contract was an unrealized gain of $8.8 million (2007 — unrealized loss of $262 million). This non-cash gain will remain unrealized until the contract is settled. This contract is due on October 31, 2014.

The Company’s main currency exposures as at December 31, 2008 lie in its U.S. dollar denominated cash and cash equivalents, accounts receivable, accounts payable and debt financing.

A five percent weakening of the Canadian dollar against the U.S. dollar at December 31, 2008 would have increased the net loss and decreased other comprehensive loss for the year by $189.4 million and $0.3 million, respectively. A five percent strengthening of the Canadian dollar against the U.S. dollar at December 31, 2008 would have decreased the net loss and increased other comprehensive loss for the year by

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$189.4 million and $0.3 million, respectively. This analysis assumes that all other variables, in particular interest rates, remain constant.

Interest Rate Risk

The Company is exposed to interest rate risk on its cash and cash equivalents and its long term debt which is primarily variable rate financing. Changes in the interest rates could impact the amount of interest Telesat is required to pay. Telesat uses interest rate swaps to hedge the interest rate risk related to variable rate debt financing. At December 31, 2008, the fair value of these derivative contract liabilities was an unrealized loss of $82.3 million (2007 — unrealized loss of $6.4 million). This non-cash loss will remain unrealized until the contracts are settled. These contracts are due between January 31, 2010 and November 28, 2011.

If the interest rates on the unhedged variable rate debt change by 0.25% this would result in a change in the net loss of approximately $4.0 million for the year ended December 31, 2008.

Liquidity Risk

The Company maintains credit facilities to ensure it has sufficient available funds to meet current and foreseeable financial requirements. The following are the contractual maturities of financial liabilities as at December 31, 2008:

	Carrying	Contractual						After
	Amount	Cash Flows	2009	2010	2011	2012	2013	2012
	In millions of Canadian dollars

Accounts payable and accrued liabilities	48.8	48.8	48.8	—	—	—	—	—
Customer and other deposits	10.7	10.7	8.6	2.1	—	—	—	—
Other liabilities	136.6	136.6	59.6	21.3	4.5	3.8	4.0	43.4
Derivative financial instruments	82.3	82.3	—	18.5	63.8	—	—	—
Long term debt	3,536.2	3,620.0	33.6	38.3	113.3	103.3	23.3	3,308.2

	3,814.6	3,898.4	150.6	80.2	181.6	107.1	27.3	3,351.6

20.	STOCK-BASED COMPENSATION PLANS

Employee Savings Plans (ESPs)

The ESP enabled Telesat employees to acquire BCE common shares through payroll deductions of up to 10% of their annual base earnings and target bonus plus employer contributions of up to 2%. Compensation expense in the predecessor entity for ESPs was $0.6 million in 2007 and $0.6 million in 2006. The ESP was discontinued on October 31, 2007.

BCE Stock Options

Prior to the acquisition of Telesat Canada, as described in note 1 and 3, options were granted to key employees of Telesat Canada to purchase BCE common shares at a subscription price usually equal to the market value of the shares on the last trading day before the grant came into effect. For options granted before January 1, 2004, the right to exercise the options generally vested or accrued by 25% a year for four years of continuous employment from the date of the grant, except where a special vesting period applied. Options became exercisable when they vested and could be exercised for a period of up to 10 years from the date of grant. For options granted after January 1, 2004, the right to exercise options vested after two to three years of continuous employment from the date of grant, if specific performance targets were met. Options became exercisable when they vested and could be exercised for a period of up to six years from the date of grant.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subject to achieving specific performance targets, 50% of the options would vest after two years and 100% after three years.

During 2007, under the predecessor entity, stock options were granted and an expense of $0.6 million (2006 — $0.2 million) was charged to contributed surplus. The stock option program was discontinued on October 31, 2007. All outstanding options vested on October 30, 2007. There are no outstanding options at December 31, 2008 under the BCE stock option programs. All previously outstanding options expired on April 30, 2008.

The following table is a summary of the status of the Predecessor’s portion of the BCE stock option programs:

	December 31, 2008		December 31, 2007
		Weighted-		Weighted-
		Average		Average
	Number	Exercise	Number	Exercise
	of Shares	Price ($)	of Shares	Price ($)

Outstanding, beginning of period	406,908	34	411,047	34
Granted	—	—	—	—
Exercised	(264,853)	30	—	—
Expired/forfeited	(142,055)	41	(4,139)	30

Outstanding, end of period	—	—	406,908	34

Exercisable, end of period	—	—	406,908	34

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Remaining	Exercise		Exercise
December 31, 2007	Number	Life	Price ($)	Number	Price ($)

Range of Exercise Price
Below $20	375	0.33	15.15	375	15.15
$20 to $29	101,972	0.33	29.42	101,972	29.42
$30 to $39	162,506	0.33	30.79	162,506	30.79
$40 and over	142,055	1.22	40.95	142,055	40.95

	406,908	0.64	33.98	406,908	33.98

The assumptions the Predecessor used to determine the stock-based compensation expense under the Black-Scholes option pricing model were as follows:

	October 30,	December 31,
	2007	2006

Compensation cost	617	170
Number of stock options granted	159,506	101,972
Weighted-average fair value per option granted ($)	3.4	2.3
Assumptions:
Dividend yield	4.5%	4.4%
Expected volatility	20%	17%
Risk-free interest rate	4.0%	4.0%
Expected life (years)	3.5	3.5

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Share Units (RSUs)

RSUs were granted to Telesat executives in 2006 and 2007. The value of an RSU was always equal to the value of one BCE common share. Dividends in the form of additional RSUs were credited to the participant’s account on each dividend payment date and were equivalent in value to the dividend paid on BCE common shares. Each executive was granted a specific number of RSUs for a given performance period, based on his or her position and level of contribution. At the end of each given performance period, RSUs would vest if performance objectives were met or would be forfeited.

Vested RSUs were to be paid in BCE common shares purchased on the open market, in cash or through a combination of both, at the holder’s choice, as long as individual share ownership requirements were met. The RSU plan was discontinued on October 31, 2007.

The table below is a summary of the status of RSUs:

	Number of RSUs
	October 30,	December 31,
	2007	2006

Outstanding, beginning of period	136,523	76,237
Granted	—	136,523
Dividends credited	5,460	883
Payments	(141,983)	(77,120)
Expired/forfeited	—	—

Outstanding, end of period	—	136,523

For the ten months ended October 30, 2007, the predecessor entity recorded a compensation expense for RSUs of $5.3 million (year ended December 31, 2006 — $0.2 million).

Special Compensation Payments (SCPs)

Before 2000, when options were granted to employees, related rights to SCPs were also often granted. SCPs were cash payments representing the amount that the market value of the shares on the date of exercise exceeded the exercise price of these options.

The number of SCPs for BCE common shares outstanding at October 30, 2007 was 375 (year ended December 31, 2006 — 20,750). All of the outstanding SCPs cover the same number of shares as the options to which they relate. It was Telesat’s responsibility to make the payments under the SCPs. The predecessor entity’s annual compensation expense for the SCP was an expense of $0.2 million for the ten months ended October 30, 2007 (year ended December 31, 2006 — recovery of $0.1 million).

Deferred Share Units (DSUs)

DSUs were granted to executives when they chose to receive their bonuses in the form of DSU units instead of cash. The value of a DSU was always equal to the value of one BCE common share. Dividends in the form of additional DSUs were credited to the participant’s account on each dividend payment date and were equivalent in value to the dividend paid on BCE common shares. DSUs were paid in cash when the holder chose to exercise their units. There are no outstanding DSUs at December 31, 2008. All of the outstanding DSUs expired on April 30, 2008.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below is a summary of the status of the DSUs:

	December 31,	December 31,	October 30,	December 31,
	2008	2007	2007	2006

Outstanding, beginning of period	6,772	6,772	6,512	4,399
Granted	—	—	—	1,846
Dividends credited	65	—	260	267
Exercised	(6,837)	—	—	—

Outstanding, end of period	—	6,772	6,772	6,512

For the ten months ended October 30, 2007, the predecessor entity recorded a compensation expense for DSUs of $0.1 million (year ended December 31, 2006 — $0.1 million).

Telesat Holdings Stock Options

On September 19, 2008, Telesat adopted a stock incentive plan for certain key employees of the Company and its subsidiaries. The plan provides for the grant of up to 8,824,646 options to purchase non-voting participating preferred shares of Telesat Holdings Inc., convertible into common shares.

Two different types of stock options can be granted under the plan: time-vesting options and performance-vesting options. The time-vesting options generally become vested and exercisable over a five year period by 20% increments on each October 31st starting in 2008. The vesting amount is prorated for optionees whose employment with the Company or its subsidiaries started after October 31, 2007. The performance-vesting options become vested and exercisable over a five year period starting March 31, 2009, provided that the Company has achieved or exceeded an annual or cumulative target consolidated EBITDA established and communicated on the grant date by the Board of Directors.

The exercise periods of the share options expire ten years from the grant date. The exercise price of each share underlying the options will be the higher of a fixed price, established by the Board of Directors on the grant date, and the fair market value of a non-voting participating preferred share on the grant date.

	Options Outstanding		Options Exercisable
		Weighted-Average
At December 31, 2008	Number	Remaining Life	Number

Exercise price $11.07	7,740,476	9 years	1,538,623

The assumptions used to determine the stock-based compensation expense under the Black-Scholes option pricing model were as follows:

December 31,
2008

Compensation cost (credited to contributed surplus)	5,448
Number of stock options granted	7,740,476
Weighted-average fair value per option granted ($)	8.52
Assumptions:
Dividend yield	—%
Expected volatility	31.5%
Risk-free interest rate	3.78%
Expected life (years)	10

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	EMPLOYEE BENEFIT PLANS

Telesat Canada

The Company’s funding policy is to make contributions to its pension funds based on various actuarial cost methods as permitted by pension regulatory bodies. Contributions reflect actuarial assumptions concerning future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equity securities, fixed income instruments and short-term investments.

Skynet Satellite Corporation

The Company provides certain health care and life insurance benefits for retired employees of the legacy Skynet companies and their dependents. Participants are eligible for these benefits generally when they retire from active service and meet the eligibility requirements for the pension plan. These benefits are funded primarily on a pay-as-you-go basis, with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

The changes in the benefit obligations and in the fair value of assets and the funded status of the defined benefit plans were as follows:

	December 31, 2008
	Telesat Canada		Skynet
	Pension	Other	Other	Total

Pension and other benefits
Change in benefit obligations
Benefit obligation, January 1, 2008	163,546	16,224	8,089	187,859
Current service cost	3,926	433	—	4,359
Interest cost	9,271	862	883	11,016
Actuarial (gains) losses	(40,426)	(4,396)	(129)	(44,951)
Benefit payments	(10,884)	(596)	(155)	(11,635)
Employee contributions	1,321	—	37	1,358

Benefit obligation, December 31, 2008	126,754	12,527	8,725	148,006

	December 31, 2008
	Telesat Canada		Skynet
	Pension	Other	Other	Total

Pension and other benefits
Change in fair value of plan assets
Fair value of plan assets, January 1, 2008	173,457	—	—	173,457
Return on plan assets	(29,811)	—	—	(29,811)
Benefit payments	(10,884)	(596)	(155)	(11,635)
Employee contributions	1,321	—	37	1,358
Employer contributions	4,210	596	118	4,924

Fair value of plan assets, December 31, 2008	138,293	—	—	138,293

Funded status
Plan surplus (deficit)	11,539	(12,527)	(8,725)	(9,713)
Unamortized net actuarial (gain) loss	2,071	(3,705)	—	(1,634)

Accrued benefit asset (liability)	13,610	(16,232)	(8,725)	(11,347)

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2007
	Telesat Canada		Skynet
	Pension	Other	Other	Total

Pension and other benefits
Change in benefit obligations
Benefit obligation, October 31, 2007	159,392	16,631	8,079	184,102
Current service cost	774	79	—	853
Interest cost	1,513	146	—	1,659
Benefit payments	(722)	(70)	(24)	(816)
Plan amendment (early retirement program)	5,703	—	5	5,708
Employee contributions	145	—	87	232
Restructuring	(3,259)	(562)	(58)	(3,879)

Benefit obligation, December 31, 2007	163,546	16,224	8,089	187,859

	December 31, 2007
	Telesat Canada		Skynet
	Pension	Other	Other	Total

Pension and other benefits
Change in fair value of plan assets
Fair value of plan assets, October 31, 2007	176,595	—	—	176,595
Return on plan assets	(2,596)	—	—	(2,596)
Benefit payments	(722)	(70)	(24)	(816)
Employee contributions	145	—	5	150
Employer contributions	35	70	19	124

Fair value of plan assets, December 31, 2007	173,457	—	—	173,457

Funded (deficiency) status	9,911	(16,224)	(8,089)	(14,402)

The fair value of the Telesat Canada plan assets consists of the following asset categories:

	December 31,	December 31,
	2008	2007

Equity securities	59%	60%
Fixed income instruments	39%	38%
Short-term investments	2%	2%

Total	100%	100%

Plan assets are valued as at the measurement date of December 31 each year.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The significant weighted-average assumptions adopted in measuring Telesat Canada’s pension and other benefit obligations and Skynet’s other benefit obligations were as follows:

	December 31, 2008			December 31, 2007
	Telesat Canada		Skynet	Telesat Canada		Skynet
	Pension	Other	Other	Pension	Other	Other

Accrued benefit obligation
Discount rate	7.5%	7.5%	6.5%	5.5%	5.5%	6.5%
Rate of compensation increase	3.5%	3.5%	4.3%	3.5%	3.5%	4.3%
Benefit costs for the periods ended
Discount rate	5.5%	5.5%	6.5%	5.5%	5.5%	6.5%
Expected long-term rate of return on plan assets	7.5%	—	—	7.5%	—	—
Rate of compensation increase	3.5%	3.5%	4.3%	3.5%	3.5%	4.3%

For the Telesat Canada plans, for measurement purposes, a 10.5% (drugs) / 4.5% (other) annual rate of increase in the per capita cost of covered health care benefits (the health care cost trend) was assumed for 2008. The drug rate is assumed to gradually decrease to 4.5% by 2014 and remain at that level thereafter. For the Skynet plan, actuarial assumptions to determine the benefit obligation for other benefits as of December 31, 2008, used a health care cost trend rate of 10% decreasing gradually to 5% by 2018. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

The net benefit expense included the following components:

	Successor Entity
	Year Ended				For the Period October 31
	December 31, 2008				to December 31, 2007
	Telesat Canada		Skynet		Telesat Canada		Skynet
	Pension	Other	Other	Total	Pension	Other	Other	Total

Current service cost	3,926	433	—	4,359	774	79	—	853
Interest cost	9,271	862	883	11,016	1,513	146	—	1,659
Expected return on plan assets	(12,686)	—	—	(12,686)	(2,206)	—	—	(2,206)

Net benefit expense	511	1,295	883	2,689	81	225	—	306

	Predecessor Entity
	For the Period January 1			Year Ended
	to October 30, 2007			December 31, 2006
	Pension	Other	Total	Pension	Other	Total

Current service cost	3,612	396	4,008	4,315	465	4,780
Interest cost	7,149	681	7,830	8,212	767	8,979
Expected return on plan assets	(10,610)	—	(10,610)	(11,271)	—	(11,271)
Amortization of past service cost	—	—	—	900	—	900
Amortization of net actuarial loss	34	—	34	1,780	—	1,780
Amortization of transitional (asset) obligation	(1,288)	515	(773)	(1,273)	618	(655)
Additional expense	169	—	169	—	—	—

Net benefit expense (income)	(934)	1,592	658	2,663	1,850	4,513

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sensitivity of assumptions

The impact of a hypothetical 1% change in the health care cost trend rate on the other post-retirement benefit obligation and the aggregate of service and interest cost would have been as follows:

	Benefit	Aggregate of Service
	Obligation	and Interest Cost

As reported	21,252	2,178
Impact of increase of 1% point	1,817	198
Impact of decrease of 1% point	(1,587)	(166)

The above sensitivities are hypothetical and should be used with caution. Changes in amounts based on a 1% point variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in amounts may not be linear. The sensitivities have been calculated independently of changes in other key variables. Changes in one factor may result in changes in another, which could amplify or reduce certain sensitivities.

22.	COMMITMENTS AND CONTINGENT LIABILITIES

Off balance sheet commitments include operating leases, commitments for future capital expenditures and other future purchases.

	2009	2010	2011	2012	2013	Thereafter	Total

Off balance sheet commitments	218,313	36,513	20,949	15,002	12,672	40,584	344,033

Certain of the Company’s satellite transponders, offices, warehouses, earth stations, vehicles, and office equipment are leased under various terms. Minimum annual commitments under operating leases determined as at December 31, 2008 are $29.2 million in 2009, $23.7 million in 2010, $20.0 million in 2011, $14.0 million in 2012, $11.6 million in 2013 and 23.6 million thereafter. The aggregate lease expense for the year ended December 31, 2008, the two months ended December 31, 2007, the predecessor periods of ten months ended October 30, 2007 and the year ended December 31, 2006 was $21.0 million, $4.5 million, $11.2 million and $18.0 million respectively. The expiry terms range from January 2009 to July 2016.

Telesat has non-satellite purchase commitments of CAD $4.1 million, or US$3.4 million, with various suppliers at December 31, 2008 (2007 — CAD $4.4 million, or US$4.5 million). The total outstanding commitments at December 31, 2008 are in U.S. dollars.

Telesat has entered into contracts for the construction of Nimiq 5 (targeted for launch in 2009) and Telstar 11N (targeted for launch in 2009). The outstanding commitments at December 31, 2008 on these contracts are $200.1 million or US$163.4 million (2007 — CAD $261.2 million or US$264.3 million). The total outstanding commitments at December 31, 2008 are in U.S. dollars.

Telesat has agreements with various customers for prepaid revenues on several satellites which take effect on final acceptance of the spacecraft. Telesat is responsible for operating and controlling these satellites. Deposits of $341.3 million (2007 — $273.3 million), refundable under certain circumstances, are reflected in other liabilities, both current and long-term.

In the normal course of business, Telesat has executed agreements that provide for indemnification and guarantees to counterparties in various transactions. These indemnification undertakings and guarantees may require Telesat to compensate the counterparties for costs and losses incurred as a result of certain events including, without limitation, loss or damage to property, change in the interpretation of laws and regulations (including tax legislation), claims that may arise while providing services, or as a result of litigation that may be suffered by the counterparties.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain indemnification undertakings can extend for an unlimited period and may not provide for any limit on the maximum potential amount, although certain agreements do contain specified maximum potential exposure representing a cumulative amount of approximately $20.7 million (2007 — $14.9 million). The nature of substantially all of the indemnification undertakings prevents the Company from making a reasonable estimate of the maximum potential amount Telesat could be required to pay counterparties as the agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, Telesat has not made any significant payments under such indemnifications.

Telesat and Loral have entered into an indemnification agreement whereby Loral will indemnify Telesat for any tax liabilities for taxation years prior to 2007. Likewise, Telesat will indemnify Loral for the settlement of any tax receivables for taxation years prior to 2007.

In August 2001, Boeing, the manufacturer of the Anik F1 satellite, advised Telesat of a gradual decrease in available power on-board the satellite. Telesat filed an insurance claim with its insurers on December 19, 2002, and in March 2004 reached a final settlement agreement. The settlement calls for an initial payment in 2004 of US $136.2 million and an additional payment of US $49.1 million in 2007 if the power level on Anik F1 degrades as predicted by the manufacturer. In the event that the power level on Anik F1 is better than predicted, the amount of the payment(s) will be adjusted by applying a formula which is included in the settlement documentation and could result in either a pro-rated payment to Telesat of the additional US $49.1 million or a pro-rated repayment of up to a maximum of US $36.1 million to be made by Telesat to the insurers. The initial payment has been received. During December 2005, a number of insurers elected to pay a discounted amount of the proceeds due in 2007. A discounted value of US$26.2 million was received from a number of insurance underwriters in December 2005 with US $20.0 million to be paid by a few insurers in 2007. Telesat submitted its final claim in the fourth quarter of 2007. In January 2008, certain insurance underwriters indicated disagreement with Telesat’s determination of the available power such that the final payment, in the insurers’ view, would be approximately US$2.4 million. In July 2008, Telesat received a final settlement of US $2.0 million from certain insurers. Claims with other insurers, for a value of US $18.0 million, remain unresolved. In the event Telesat is unable to resolve this disagreement, it fully intends to pursue arbitration. At December 31, 2008, Telesat has not recorded any receivable related to this claim.

23.	RELATED PARTY TRANSACTIONS

Related parties include PSP and Loral, the common shareholders, together with their subsidiaries and affiliates.

The following transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The related party transactions as at and for the period ended December 31, 2008 and 2007 were between Telesat and Loral, and subsidiaries and affiliates of Loral. The related party transactions as at and for the predecessor periods ended October 30, 2007 and December 31, 2006 were between Telesat and BCE, together with BCE subsidiaries and affiliates.

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
	2008	2007	2007	2006
Service revenues	3,560	440	139,706	139,335
Operations and administration expense	6,295	825	5,340	7,340
Capital expenditures — satellites	83,203	12,318	—	—

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The balances with related parties are as follows:

	December 31,	December 31,
	2008	2007

Receivables at end of period	3,200	3,389
Payables at end of period	13,770	9,682
Note and interest payable at end of period	7,380	—

In January 2008, Telesat entered into an option agreement with Loral whereby Telesat has the option to cause Loral to assign their rights and obligations with respect to a portion of the ViaSat-1 satellite payload providing coverage into Canada to Telesat. The option expires on October 31, 2009. This transaction is not in the normal course of operations and has been accounted for at carrying value. Telesat has assigned no value to the option as the carrying value of the orbital slot license is nominal. At December 31, 2008, Telesat had not exercised the option.

24.	COMPARATIVE FIGURES

Certain of the prior years’ figures have been reclassified to conform with the current year’s presentation, the most significant of which was to reclass transponder rights of $28.5 million from transponders under capital lease within Satellites, property and other equipment, net to finite life intangible assets within Intangible assets, net. This is not a material change to the financial statements since it is a reclassification of long term depreciable assets with no change to the estimated useful life.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

25.	RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP

Telesat has prepared these consolidated financial statements according to Canadian GAAP. The following tables are a reconciliation of differences relating to the statement of (loss) earnings and total shareholders’ equity reported according to Canadian GAAP and United States GAAP (“U.S. GAAP”).

Reconciliation of Net (Loss) Earnings

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
	2008	2007	2007	2006
Canadian GAAP — Net (loss) earnings	(822,401)	(4,051)	81,742	103,985
Gains (losses) on embedded derivatives(a)	20,118	774	(5,051)	(998)
Losses on derivatives designated as cash flow hedges under Canadian GAAP(a)	—	—	(10,361)	—
Sales type lease — operating lease for U.S. GAAP(b)	18,808	2,748	(23,617)	—
Capital lease — operating lease for U.S. GAAP(b)	(7,584)	(78)	9,436	—
Lease amendments(c)	(1,233)	—	—	—
Dividends on senior preferred shares(d)	9,855	1,695	—	—
Tax effect of above adjustments(e)	(8,761)	275	9,606	1,568
Uncertainty in income taxes(f)	(6,875)	(2,648)	3,234	—

U.S. GAAP — Net (loss) earnings	(798,073)	(1,285)	64,989	104,555
Dividends on preferred shares	—	—	—	(1,487)
Other comprehensive (loss) earnings items:
Change in currency translation adjustment	(7,143)	(599)	1,715	(448)
Loss on derivatives designated as cash flow hedges(a)	—	—	(7,168)	—
Net actuarial plans cost(g)
Net actuarial losses	(1,169)	—	(314)	—
Net transitional assets	—	—	(525)	—

U.S. GAAP — Comprehensive (loss) earnings	(806,385)	(1,884)	58,697	102,620

Accumulated Other Comprehensive Loss

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to	Year Ended
	December 31,	December 31,	October 30,	December 31,
	2008	2007	2007	2006
Cumulative translation adjustment, net of tax	(7,742)	(599)	(568)	(2,283)
Loss on derivatives designated as cash flow hedges(a)	—	—	(7,168)	—
Net benefit plans cost(g)
Net actuarial losses	(1,169)	—	(7,448)	(7,080)
Net transitional assets	—	—	3,980	4,471

Accumulated other comprehensive loss	(8,911)	(599)	(11,204)	(4,892)

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of Total Shareholders’ Equity

	December 31,	December 31,
	2008	2007

Canadian GAAP	469,432	1,293,528
Adjustments
Gains on embedded derivatives(a)	20,892	774
Net actuarial losses(g)	(1,169)	—
Sales type lease — operating lease for U.S. GAAP(b)	21,556	2,748
Capital lease — operating lease for U.S. GAAP(b)	(7,662)	(78)
Lease amendment(c)	(1,233)	—
Tax effect of above adjustments(e)	(8,486)	275
Uncertainty in income taxes(f)	(9,523)	(2,648)

U.S. GAAP	483,807	1,294,599

Description of United States GAAP adjustments:

(a)	Derivatives and embedded derivatives

Embedded derivatives

The accounting for derivative instruments and hedging activities under Canadian GAAP is now substantially harmonized with U.S. GAAP, with the exception of the accounting for certain embedded derivatives. Under U.S. GAAP an embedded foreign currency derivative in a host contract that is not a financial instrument must be separated and recorded on the balance sheet unless the currency in which payments are to be paid or received is: i) either the functional currency of either party to the contract or ii) the currency that the price of the related good or service is routinely denominated in commercial transactions around the world (typically referring to a traded commodity). The same applies to an embedded foreign currency derivative in a host contract under Canadian GAAP except that the entity has the option, as a matter of accounting policy, to account for the embedded foreign currency derivative in a host contract as a single instrument providing certain criteria are met. One of these criteria is that the payments to be paid or received are in a currency that is commonly used in contracts to purchase or sell such non-financial items in the economic environment in which the transaction takes place. This option under Canadian GAAP results in embedded derivatives that must be recorded separately under U.S. GAAP to not have to be separately recorded and disclosed under Canadian GAAP. The additional option loosens the more stringent U.S. GAAP requirement that the currency be one in which such commercial transactions are denominated around the world to be one that is commonly used in the economic environment in which the transaction takes place.

In accordance with U.S. GAAP, all derivative instruments embedded in contracts are recorded on the balance sheet at fair value. The Company denominates many of its long-term international purchase contracts in U.S. dollars resulting in embedded derivatives. This exposure to the U.S. dollar is partially offset by revenue contracts that are also denominated in U.S. dollars. For Canadian GAAP, the Company has elected to account for such contracts as single instruments (as explained above), resulting in a U.S. GAAP reconciling item. At December 31, 2008, the estimated fair value of assets resulting from embedded derivatives is $55.4 million (December 31, 2007 — $35.3 million).

The impact on the statement of earnings of changes in the fair value of these embedded derivatives, for the year ended December 31, 2008, the two and twelve month periods ended December 31, 2007, the ten month period ended October 30, 2007 and the year ended December 31, 2006 is reflected as a gain of $20.1, a

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

gain of $0.8 million, a loss of $5.1 million and a loss of $1.0 million, respectively, in the U.S. GAAP reconciliation note.

Derivatives

In 2007, the Company hedged a portion of its exposure to foreign exchange. Since the adoption of the Canadian GAAP standards for hedging activities on January 1, 2007, the Company elected to designate the forward contracts as hedging instruments for both Canadian and U.S. GAAP purposes. Accordingly, the changes in fair value of derivatives designated as cash flow hedges were recognized in other comprehensive income. Changes in fair value of derivatives that were not designated as cash flow hedges prior to adoption of the Canadian GAAP standards are recognized in net income. Hedge accounting was discontinued effective October 31, 2007.

Prior to the adoption of the Canadian standards, significant differences existed between Canadian GAAP and U.S. GAAP with respect to the recognition of derivatives and accounting for certain hedging relationships. Under U.S. GAAP all derivatives are required to be recorded on the balance sheet and under Canadian GAAP certain derivatives were not recorded until settled.

(b)	Sales-type and capital leases

Under U.S. GAAP, if the beginning of a lease term falls within the last 25% of a leased asset’s total estimated economic life; then it can only be classified as a capital lease if the lease transfers ownership at the end of the lease term or there is a bargain purchase option. This exception does not exist under Canadian GAAP, therefore certain leases are reported as a capital lease and sales-type lease respectively under Canadian GAAP, and as operating leases for U.S. GAAP.

(c)	Lease amendments

Under Canadian GAAP, when amendments to the provisions of a capital lease agreement result in a change in lease classification from a capital lease to an operating lease, the gain or loss that results from removing the capital lease from the balance sheet is immediately recognized in the statement of earnings. Under U.S. GAAP, if removing the capital lease from the balance sheet results in a loss it is recognized over the remaining term of the lease. Therefore, an adjustment has been made to defer the gain that has been recognized under Canadian GAAP.

(d)	Senior preferred shares

In accordance with U.S. GAAP, the senior preferred shares are classified outside of permanent equity as they are redeemable at the option of the holder. These senior preferred shares are classified as liabilities under Canadian GAAP. This results in a U.S. GAAP reconciling item to reflect the different classification.

(e)	Income taxes

The income tax adjustment reflects the impact the U.S. GAAP adjustments described above have on income taxes. The impact on the statement of operations of the income tax adjustment for the year ended December 31, 2008, the two month period ended December 31, 2007, the ten month period ended October 30, 2007 and the year ended December 31, 2006 is an expense of $8.8 million, a recovery of $0.3 million, a recovery of $9.6 million, and a recovery of $1.6 million, respectively. Included in these figures is the effect of tax rate changes applied to the accumulated gains and losses on embedded derivatives and to certain lease transactions classified as operating leases as discussed above. The impact on the statement of operations of the tax rate changes for year ended December 31, 2008, the two month period ended December 31, 2007, the ten

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

month period ended October 30, 2007 and the year ended December 31, 2006 is an expense of $0.6 million, a recovery of $1.3 million, a recovery of $0.2 million and a recovery of $1.3 million, respectively.

The tax difference for enacted rates represents the difference between the substantively enacted income tax rate and the enacted income tax rate. Under U.S. GAAP, the enacted income tax rate must be applied whereas under Canadian GAAP, the substantively enacted income tax rate is used.

(f)	Uncertainty in income taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, effective for fiscal years beginning after December 15, 2006. FIN 48 provides specific guidance on the recognition, de-recognition and measurement of income tax positions in financial statements, including the accrual of related interest and penalties recorded in interest expense. An income tax position is recognized when it is more likely than not that it will be sustained upon examination based on its technical merits, and is measured as the largest amount that is greater than 50% likely of being realized upon ultimate settlement. Under Canadian GAAP, significant differences may arise as Telesat recognizes and measures income tax positions, based on the best estimate of the amount that is more likely than not of being realized.

(g)	Net benefit plans cost

Effective December 31, 2006, the Company adopted the recognition requirements of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, on a prospective basis.

This standard requires that the Company recognize the funded status of benefit plans on the balance sheet as well as recognize as a component of other comprehensive income, net of tax, the actuarial losses and transitional asset and obligation. Amounts recognized in accumulated other comprehensive income are adjusted as they are subsequently recognized as components of net periodic benefit cost.

At December 31, 2008, the balance sheet was adjusted such that actuarial losses and the transitional asset and obligation that have not yet been included in net benefit plans cost at December 31, 2008 were recognized as components of accumulated other comprehensive loss, net of tax. The adjustment at December 31, 2008 resulted in an increase of $1.2 million in accumulated other comprehensive loss, net of tax of $0.4 million (December 31, 2007 — nil).

Transaction costs on long-term debt

Under Canadian GAAP, transaction costs of $83.6 million ($72.5 million at December 31, 2007) related to the issuance of long-term debt are netted against the long-term debt. Under U.S. GAAP these costs are recognized as deferred charges. This results in a U.S. GAAP reconciling item to reflect the different classification on the balance sheet.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other disclosures required under U.S. GAAP

(a)	Income statement presentation:

Under U.S. GAAP, the income statement requires the following presentation and disclosures related to significant areas:

i) Operations and administration expense is comprised of the following:

			Predecessor
	Successor Entity		Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to
	December 31,	December 31,	October 30,
	2008	2007	2007
Research and development	1,081	125	1,363
Sales and marketing costs	15,743	2,497	4,653
Insurance costs	20,131	2,899	7,941
General and administrative (includes $1,498, $45 and $328 in bad debt expense)*	218,740	37,755	130,350

Operations and administration	255,695	43,276	144,307

*	Non-cash stock based compensation of $5,448 and $5,300 is included in General and administrative expenses above for the periods ended December 31, 2008 and October 30, 2007 respectively (December 31, 2007 — nil).

ii) Other expense must be shown separately on the face of the income statement under U.S. GAAP and is comprised of the following amounts adjusted for U.S. GAAP differences:

			Predecessor
	Successor Entity		Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to
	December 31,	December 31,	October 30,
	2008	2007	2007
Interest income	(976)	(147)	(2,439)
Interest expense	247,383	42,028	8,165
Foreign exchange loss	697,216	116,996	2,645
Loss (gain) on financial instruments	(271,804)	(75,872)	22,065
Other	4,834	1,486	3,509

Other expense	676,653	84,491	33,945

iii) The operations and administration expense included in the related party transactions consists entirely of general and administrative expenses.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)	Accounts payable and accrued liabilities:

Details of accounts payable and accrued liabilities are as follows:

	December 31,	December 31,
	2008	2007

Accounts payable	12,690	14,330
Accruals	14,999	20,727
Payroll related accruals	18,573	24,055
Taxes	2,530	2,487

	48,792	61,599

(c)	Deferred income:

Under U.S. GAAP, deferred income is required to be presented separately on the balance sheet. Deferred income is included in other liabilities on the balance sheet and is $379,034 ($321,514 — long-term) at December 31, 2008 and $309,042 ($257,756 — long-term) at December 31, 2007.

(d)	Prepaid expenses:

Under U.S. GAAP prepaid expenses are required to be presented separately on the balance sheet. Prepaid Expenses included in other assets on the balance sheet is $22,671 ($6,755 representing long-term prepaid expenses at December 31, 2008) and $15,948 ($712 representing long-term prepaid expense) for the period ended December 31, 2007. The deposits related to foreign taxes listed under prepaid expenses and deposits in other assets consist of approximately $8 million of restricted cash. In addition, there is $0.9 million held as a surety bond for an orbital slot.

(e)	Other intangible assets:

i) The weighted average amortization period for the Company’s finite life intangible assets is as follows:

Weighted Average
Amortization Period

Revenue backlog	17
Customer relationships	18
Favourable leases	3
Concession rights	15
Transponder rights	11
Patents	18

Weighted average amortization period	17

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ii) The estimated amortization expense for the Company’s finite life intangible assets for each of the next five years and thereafter is as follows:

Amortization of Other
Intangible Assets

2009	51,261
2010	52,096
2011	45,438
2012	38,518
2013	35,581
Thereafter	228,797

451,691

(f)	Share-based compensation

i) Effective January 1, 2006, the Company adopted SFAS No. 123(R) “Share-based payments”. This standard requires companies to expense the fair value of stock-based compensation awards through operations, including estimating forfeitures at the time of grant in order to estimate the amount of stock-based awards that will ultimately vest. The Company elected to apply the modified prospective transition method as permitted by SFAS No. 123(R) to account for stock option awards outstanding as at December 31, 2005. In accordance with this transition method, we have included in our U.S. GAAP results, the costs of options granted prior to December 31, 2005 that were unvested and outstanding as of December 31, 2005, using estimated forfeiture rates.

ii) As of December 31, 2008, we have total compensation costs relating to non-vested stock option awards that have not yet been recognized of $60,500 (December 31, 2007 — nil and October 30, 2007 — nil), net of estimated forfeitures. Compensation cost will be recognized on a straight-line basis over the remaining weighted-average period of approximately five years for the time vesting options and the performance vesting options will vest as performance conditions are met over the next five years. Compensation will be adjusted for subsequent changes in estimated forfeitures.

iii) The total fair value of options that vested during the period was $5,448 (December 31, 2007 — nil and October 30, 2007 — nil).

iv) The Company derived the volatility over the expected term of the awards based on the observed volatility of comparable, publicly traded companies in the satellite industry. This observed volatility represented the most appropriate basis to determine the actual expected volatility of Telesat’s shares in future periods. The observed volatility is based on three years of data as the comparable companies do not have a history of public trading. The maximum contractual period was used in determined the expected life of the options based on the five year vesting period for any option grant and the expiry of the exercise period ten years from the grant date.

v) There was no difference between Canadian and U.S. GAAP stock based compensation expense for any period presented.

(g)	Business combinations:

The following unaudited pro forma results of operations of the Company for the year ended December 31, 2008 assume that the acquisition of the operating assets of the significant business acquired during 2008 and 2007 had occurred on January 1st of the respective year in which the business was acquired and for the comparable period only if presented. During 2008 there were no significant businesses acquired. These

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unaudited pro forma results are not necessarily indicative of either the actual results that would have been achieved had the companies been combined during these periods, or are they necessarily indicative of future results of operations.

Pro-Forma
Year-Ended
December 31,
2007

Revenues	694,300
Net income (loss)	64,200

(h)	Income taxes:

i) In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, effective for fiscal years beginning after December 15, 2006. FIN 48 provides specific guidance on the recognition, de-recognition and measurement of income tax positions in financial statements, including the accrual of related interest and penalties recorded in interest expense. An income tax position is recognized when it is more likely than not that it will be sustained upon examination based on its technical merits, and is measured as the largest amount that is greater than 50% likely of being realized upon ultimate settlement. Under Canadian GAAP, significant differences may arise as Telesat recognizes and measures income tax positions, based on the best estimate of the amount that is more likely than not of being realized.

As a result of the implementation of FIN 48, the Company recognized approximately a $4,731 increase in the liability for unrecognized benefits, including $2,747 in interest and penalties. This was accounted for by a corresponding $4,731 decrease to the January 1, 2007 balance of retained earnings.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits as at:

	December 31,	December 31,
	2008	2007

Unrecognized tax benefit — opening balance	4,200	3,050
Gross increase — tax positions in prior period	579	—
Gross decrease — tax positions in prior period	—	—
Gross increase — tax positions in current period	8,107	1,289
Gross decrease — tax positions in current period	—	(21)
Settlements	(678)	—
Lapse of statute of limitations	(389)	(118)

Unrecognized tax benefit — ending balance	11,819	4,200

ii) The total amount of unrecognized tax benefit that would affect the effective tax rate if recognized is $8,769 ($1,150 — December 31, 2007) and ($3,050 — October 30, 2007).

iii) The Company recognizes interest accrued relating to unrecognized tax benefits as interest expense. Related to the uncertain tax benefits noted above, the Company accrued interest and penalties of $3 during 2008 ($30 — December 31, 2007) and (($864) — October 30, 2007), and in total, as of December 31, 2008, has recognized a liability of interest and penalties of $1,916 ($1,913 — December 31, 2007) and ($1,884 — October 30, 2007).

iv) Timing of uncertainties

The Company estimates the amount of unrecognized tax benefit will not significantly increase within 12 months of the reporting date. In addition, the Company believes that it is reasonably possible that $641 of

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

its currently remaining unrecognized tax benefits, exclusive of interest and penalties, may be recognized by the end of 2009 as a result of examinations scheduled to conclude in the year or the lapse of the statute of limitations.

v) The Company files income tax returns in Canada, the United States, and in several foreign jurisdictions. The Company is currently subject to examination in Canada for fiscal years 2003 to the present. With few exceptions, the Company is no longer subject to U.S. federal, state or local examinations for years before fiscal 2005. The Company is currently subject to examination in Hong Kong for fiscal years 1999 to the present, however any tax liabilities arising before January 1, 2007 are indemnified by Loral. No other examinations are believed to be material.

vi) The components of the Company’s income (loss) from continuing operations before income taxes by taxing jurisdiction were as follows:

	Successor Entity		Predecessor Entity
		For the Period	For the Period
		October 31	January 1
	Year Ended	to	to
	December 31,	December 31,	October 30,
	2008	2007	2007
Canada	(983,077)	(63,503)	128,328
Foreign	(4,203)	(2,718)	10,491

Other expense	(987,280)	(66,221)	138,819

vii) The Company’s future tax liability for each tax jurisdiction was as follows:

	December 31,	December 31,
	2008	2007

Canada	(254,927)	(430,647)
Foreign	(8,863)	(6,400)

	(263,790)	(437,047)

viii) Losses

As of December 31, 2008 Telesat Holdings Inc. had the following operating and capital losses carry-forwards which are scheduled to expire in the following years:

	Non-Capital	Capital
	Losses	Losses

2026	1,247	—
2027	52,739	—
2028	303,424	—
Indefinite	5,716	52,533

The Company recognized a benefit of $5,756 in tax losses for the period ended December 31, 2008, $190 for the period October 31, 2007 to December 31, 2007 and nil for the period January 1, 2007 to October 30, 2007.

ix) In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion of all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which the temporary differences are deductible. Management considers the scheduled reversals of future tax liabilities, the character of the future income tax assets and available tax planning strategies in making this assessment.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

To the extent that management determines that the realization of future income taxes does not meet the more likely than not realization criterion, a valuation allowance is recorded against the future income tax assets.

(i)	Property plant and equipment and intangibles:

During the year, depreciation expense related to property plant and equipment was $184,791 (December 31, 2007 — $33,358 and October 30, 2007 — $105,788). Included in this amount was $3,565 related to the amortization of capital leases for of the year ended December 31, 2008 and $1,458 for the period ended December 31, 2007.

The amortization related to intangible assets was $55,528 for the period ended December 31, 2008, $8,109 for the period ended December 31, 2007 and nil for the period ended October 30, 2007.

(j)	Derivatives:

i) Prior to January 1, 2007 under Canadian GAAP, the Company’s derivatives that qualified for hedge accounting were designated as hedging instruments and were only recorded when the underlying hedged items effect income. Prior to January 1, 2007 under U.S. GAAP, the Company’s derivatives that qualified for hedge accounting were not designated as hedging instruments and were recorded on the balance sheet with changes in fair value recognized in earnings. Prior to January 1, 2007 this difference in policy selection of designating differences as hedges resulted in no charges to OCI under U.S. GAAP.

The Company adopted the new Canadian GAAP standards for Financial Instruments and Hedging Activities effective January 1, 2007. As a result, on January 1, 2007, the Company recognized a transitional adjustment in AOCI of $1.3 million, net of taxes, relating to the effective portion of cash flow hedges. Subsequent changes in the fair value of the effective portion of these cash flow hedges have been recorded in OCI. Effective January 1, 2007 new derivatives qualifying for hedge accounting were designated as hedges for both U.S. and Canadian GAAP resulting in no difference in accounting for changes in fair value of these new hedging derivatives. A U.S. GAAP reconciling item exists for changes in fair value of any cash flow hedging derivatives existing at the date of implementation.

ii) The fair value of assets resulting from embedded derivatives of $55.4 million (December 31, 2007 − $35.3 million) is classified as other liabilities together with the host contract.

(k)	Pensions:

i) The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs over the next 12 months:

Telesat Canada		Skynet
Pension	Other	Other	Total

44	97	—	141

ii) The measurement date used for the accounting valuation for pension and non-pension post-employment benefits is December 31, 2008.

iii) Pension fund assets are invested primarily in fixed income and equity securities. At December 31, 2008, 39% of pension fund assets were in fixed income and 61% were in equity securities (December 31, 2007 38% and 62% respectively). Asset allocation between fixed income and equity is adjusted periodically based on the expected life of the plan and the expected retirement of the plan participants. Currently, the asset allocation allows for 30% — 50% investment in fixed income and 50% — 70% investment in equities. For either asset category, either direct investment or investment through pooled fund vehicles is permitted. We employ active investment approaches in our pension plan asset management strategy, and invest in derivative

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

instruments for risk management purposes. Our pension funds do not invest directly in our shares or debt obligations.

iv) The weighted average rate of return for each asset class contained in our approved investment strategy is used to derive the expected long-term rate of return on assets. For fixed income securities, the long-term rate of return on bonds for each country is used. For equity securities, an expected equity risk premium is aggregated with the long-term rate of return on bonds. The expected equity risk premium is specific for each country and is based on historic equity returns. There is no assurance that the plans will earn the assumed rate of return on plan assets.

v) Management applied significant judgment in determining the assumptions surrounding pensions and other post-retirement benefits. The Company evaluates these assumptions on a regular basis taking into consideration current market conditions and historical market data. Actual results could differ materially from those estimates and assumptions.

vi) The weighted average discount rate is determined using publicly available rates for high yield corporate bonds and government bonds for each country where there is a pension or non-pension benefit plan. A lower discount rate would increase the present value of the benefit obligation.

vii) The estimated future benefit payments for the next five years, which reflect expected future service, and estimated employer contributions are as follows:

		Pension
	Year	Benefits	Other

Expected Payments	2009	8,068	1,386
	2010	8,474	1,416
	2011	8,669	1,502
	2012	8,762	1,477
	2013	9,083	1,502

Expected Employer Contributions	2009	519	1,385

l)	Preferred shares:

The authorized preferred shares of the Company are i) an unlimited number of voting participating preferred shares (issued — 7,034,444), ii) an unlimited number of non-voting participating preferred shares (issued — 25,794,025), iii) an unlimited number of redeemable non-voting participating preferred shares (issued — nil), iv) 1,000 director voting preferred shares (issued — 1,000), and v) 325,000 senior preferred shares (issued — 141,435).

In accordance with U.S. GAAP, the title of Note 15, Senior Preferred Shares to the consolidated financial statements would be Redeemable Preferred Shares. In accordance with U.S. GAAP, the shares would be recorded at their redemption value which is their Canadian GAAP carrying value plus accrued dividends of $11.6 million at December 31, 2008 and $1.7 million at December 31, 2007. On the Company’s consolidated balance sheet prepared in accordance with Canadian GAAP, accrued dividends are included in accounts payable and accrued liabilities.

m)	Fair value measurements

Effective January 1, 2008, the Company determines the fair market values of its financial instruments based on the fair value hierarchy established in SFAS 157 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value which are provided on the following page. The Corporation carries cash and derivative assets and liabilities at fair value.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Level 1 — quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include cash.

Level 2 — observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. For Telesat, this category includes the foreign currency forward contracts, the cross currency basis swap and the interest rate swaps.

Level 3 — unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. For Telesat, there are no items in this category.

Assets and liabilities measured at fair value on a recurring basis, including financial instruments for which the Company has elected the fair value option, are summarized below:

Recurring fair value

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using			Assets/Liabilities at
December 31, 2008	Level 1	Level 2	Level 3	Fair Value

Assets
Cash	98,539	—	—	98,539
Derivative assets	—	19,602	—	19,602

Total assets	98,539	19,602	—	118,141

Liabilities
Derivative liabilities	—	82,255	—	82,255

Total liabilities	—	82,255	—	82,255

Statement of cash flows

There are no material differences in the consolidated statement of cash flows under U.S. GAAP.

Recent Accounting Pronouncements

In November 2007, the Securities Exchange Commission issued SAB 109, Written Loan Commitments Recorded at Fair Value Through Earnings. It requires that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. In addition, internally developed intangible assets should not be recorded as part of the fair value of any written loan commitment that is accounted for at fair value through earnings. SAB 109 became effective for the Company on January 1, 2008 and did not have a material impact on the financial results.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations, which broadens the guidance of SFAS 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transferred as a result of business combinations. SFAS 141(R) expands on required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. It requires the acquirer to recognize as an adjustment to income tax expense changes in the valuation allowance for acquired deferred assets. SFAS 141(R) is effective for the Company on January 1, 2009. The Company is currently assessing the impact of this standard on its financial reporting.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. It is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. FSP FAS 142-3 is effective for the Company on January 1, 2009. It is not anticipated to have a material impact on Telesat’s financial reporting.

In September 2006, the FASB issued SFAS 157, Fair Value Measurement, which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. SFAS 157 became effective as of January 1, 2008 except for the provisions relating to non-financial assets and liabilities measured at fair value on a nonrecurring basis, for which the effective date has been deferred until January 1, 2009. The Company is currently assessing the impact of this standard on its financial reporting.

In October 2008, the FASB issued FSP FAS 157-3, Determining Fair Value of a Financial Asset When the Market for that Asset is not Active. This FSP clarifies the application of SFAS 157 in a market that is not active and provides key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 was effective upon issuance and did not have a material impact on these financial statements.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Liabilities. SFAS 159 provides an entity the option to report selected financial assets and liabilities at fair value and establishes new disclosure requirements when the fair value option is applied. The Company has opted not to adopt this standard.

In December 2007, the FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS 160 requires that a non-controlling interest in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the non-controlling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any non-controlling equity investment retained in a deconsolidation. SFAS is effective for the Company on January 1, 2009. The Company is currently assessing the impact of this standard on its financial reporting.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, which requires specific disclosures regarding the location and amounts of derivative instruments in the financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect financial position, financial performance and cash flows. SFAS 161 is effective for the Company on January 1, 2009. The Company is currently assessing the impact of this standard on its financial reporting.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies a consistent framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting Principles”. The Company is currently assessing the impact of this standard on its financial reporting.

26.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The 11.0% Senior notes and the 12.5% Senior subordinated notes were co-issued by Telesat LLC and Telesat Canada, which are 100% owned subsidiaries of Telesat Holdings, and were guaranteed fully and unconditionally, on a joint and several basis, by Telesat Holdings and certain of its subsidiaries.

The condensed consolidating financial information below for the year ended December 31, 2008, the period from October 31, 2007 to December 31, 2007, the period from January 1, 2007 to October 30, 2007 and the year ended December 31, 2006 is presented pursuant to Article 3-10(d) of Regulation S-X. The information presented for the year ended December 31, 2008 and for the period from October 31, 2007 to December 31, 2007 consists of the operations of Telesat Holdings. The information presented for the period from January 1, 2007 to October 30, 2007 and the year ended December 31, 2006 consists of the operations of the Predecessor.

Telesat Holdings primarily holds investments in subsidiaries. Telesat LLC is a financing subsidiary that has no assets, liabilities or operations. These entities did not exist prior to the transaction, and therefore have been not been included for the period from January 1, 2007 to October 30, 2007 and the year ended December 31, 2006.

The condensed consolidating financial information reflects the investments of Telesat Holdings in the Issuers, of the Issuers in their respective Guarantor and Non-Guarantor subsidiaries and of the Guarantors in their Non-Guarantor subsidiaries using the equity method.

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Earnings (Loss)
For the Year Ended December 31, 2008

					Non-
	Telesat	Telesat	Telesat	Guarantor	Guarantor
	Holdings	LLC	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Operating revenues
Service revenues	—	—	613,419	98,342	58,100	(89,070)	680,791
Equipment sales revenues	—	—	12,459	18,296	—	(171)	30,584

Operating revenues	—	—	625,878	116,638	58,100	(89,241)	711,375

Amortization	—	—	179,100	36,218	20,322	—	235,640
Operations and administration	—	—	197,506	99,267	39,838	(89,061)	247,550
Cost of equipment sales	—	—	9,944	14,500	104	(180)	24,368
Impairment loss on long-lived assets	—	—	2,373	—	—	—	2,373
Impairment loss on intangible assets	—	—	465,900	17,100	—	—	483,000

Total operating expenses	—	—	854,823	167,085	60,264	(89,241)	992,931

Earnings from operations	—	—	(228,945)	(50,447)	(2,164)	—	(281,556)
Income (loss) from equity investments	(812,546)	—	(60,468)	(5,130)	—	878,144	—
Interest expense	(9,855)	—	(245,683)	25	(2,128)	—	(257,641)
Other expense	—	—	(445,904)	(16,190)	14,012	(1)	(448,083)

(Loss) earnings before income taxes	(822,401)	—	(981,000)	(71,742)	9,720	878,143	(987,280)
Income tax recovery/(expense)	—	—	168,454	(2,730)	(846)	1	164,879

Net (loss) earnings	(822,401)	—	(812,546)	(74,472)	8,874	878,144	(822,401)
Reconciliation to U.S. GAAP is as follows:
Income (loss) from equity investments	14,473	—	(742)	—	—	(13,731)	—
Gains (losses) on embedded derivatives	—	—	20,118	—	—	—	20,118
Sales type lease — operating lease for U.S. GAAP	—	—	18,808	—	—	—	18,808
Capital lease — operating lease for U.S. GAAP	—	—	(7,584)	—	—	—	(7,584)
Lease amendments	—	—	—	—	(1,233)	—	(1,233)
Dividends on senior preferred shares	9,855	—	—	—	—	—	9,855
Tax effect of above adjustments	—	—	(9,252)	—	491	—	(8,761)
Uncertainty in income taxes	—	—	(6,875)	—	—	—	(6,875)

U.S. GAAP net (loss) earnings	(798,073)	—	(798,073)	(74,472)	8,132	864,413	(798,073)

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Earnings (Loss)
For the Period October 31, 2007 to December 31, 2007

					Non-
	Telesat	Telesat	Telesat	Guarantor	Guarantor
	Holdings	LLC	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Operating revenues
Service revenues	—	—	92,882	13,395	8,066	(10,834)	103,509
Equipment sales revenues	—	—	544	7,416	—	(53)	7,907

Operating revenues	—	—	93,426	20,811	8,066	(10,887)	111,416

Amortization	—	—	28,986	6,909	4,152	(1)	40,046
Operations and administration	—	—	31,247	19,968	2,894	(10,833)	43,276
Cost of equipment sales	—	—	548	5,922	68	(53)	6,485

Total operating expenses	—	—	60,781	32,799	7,114	(10,887)	89,807

Earnings from operations	—	—	32,645	(11,988)	952	—	21,609
Income (loss) from equity investments	(2,356)	—	(11,271)	(751)	—	14,378	—
Interest expense	(1,695)	—	(41,542)	(9)	(615)	—	(43,861)
Other expense	—	—	(44,238)	(695)	964	—	(43,969)

(Loss) earnings before income taxes	(4,051)	—	(64,406)	(13,443)	1,301	14,378	(66,221)
Income tax recovery/(expense)	—	—	62,050	286	(166)	—	62,170

Net (loss) earnings	(4,051)	—	(2,356)	(13,157)	1,135	14,378	(4,051)
Reconciliation to U.S. GAAP is as follows:
Income (loss) from equity investments	1,071	—	—	—	—	(1,071)	—
Gains (losses) on embedded derivatives	—	—	774	—	—	—	774
Sales type lease — operating lease for U.S. GAAP	—	—	2,748	—	—	—	2,748
Capital lease — operating lease for U.S. GAAP	—	—	(78)	—	—	—	(78)
Dividends on senior preferred shares	1,695	—	—	—	—	—	1,695
Tax effect of above adjustments	—	—	275	—	—	—	275
Uncertainty in income taxes	—	—	(2,648)	—	—	—	(2,648)

U.S. GAAP net (loss) earnings	(1,285)	—	(1,285)	(13,157)	1,135	13,307	(1,285)

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Earnings (Loss)
For the Period January 1, 2007 to October 30, 2007

			Non-
	Telesat	Guarantor	Guarantor
	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Operating revenues
Service revenues	344,191	29,211	20,870	(9,844)	384,428
Equipment sales revenues	20,015	23,600	—	(2,855)	40,760
Sales-type lease revenues	32,089	510	—	—	32,599

Operating revenues	396,295	53,321	20,870	(12,699)	457,787

Amortization	97,630	1,967	6,204	(13)	105,788
Operations and administration	113,716	26,862	13,563	(9,834)	144,307
Cost of equipment sales	18,190	19,385	—	(2,852)	34,723
Cost of sales-type lease	14,953	566	—	—	15,519
Impairment loss on long-lived assets	2,116	—	—	—	2,116

Total operating expenses	246,605	48,780	19,767	(12,699)	302,453

Earnings from operations	149,690	4,541	1,103	—	155,334
Income (loss) from equity investments	13,241	—	—	(13,241)	—
Interest expense	(4,679)	—	(3,869)	—	(8,548)
Other expense	(21,488)	12,373	1,148	—	(7,967)

(Loss) earnings before income taxes	136,764	16,914	(1,618)	(13,241)	138,819
Income tax recovery/(expense)	(55,022)	(3,089)	1,034	—	(57,077)

Net (loss) earnings	81,742	13,825	(584)	(13,241)	81,742
Reconciliation to U.S. GAAP is as follows:
Gains (losses) on embedded derivatives	(5,051)	—	—	—	(5,051)
Losses on derivatives designated as cash flow hedges under Canadian GAAP	(10,361)	—	—	—	(10,361)
Sales type lease — operating lease for U.S. GAAP	(23,617)	—	—	—	(23,617)
Capital lease — operating lease for U.S. GAAP	9,436	—	—	—	9,436
Tax effect of above adjustments	9,606	—	—	—	9,606
Uncertainty in income taxes	3,234	—	—	—	3,234

U.S. GAAP net (loss) earnings	64,989	13,825	(584)	(13,241)	64,989

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Earnings (Loss)
For the Year Ended December 31, 2006

			Non-
	Telesat	Guarantor	Guarantor
	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Operating revenues
Service revenues	376,690	38,309	30,535	(10,411)	435,123
Equipment sales revenues	18,413	30,234	—	(7,367)	41,280
Sales-type lease revenues	—	2,562	—	—	2,562

Operating revenues	395,103	71,105	30,535	(17,778)	478,965

Amortization	109,273	2,504	8,874	61	120,712
Operations and administration	135,290	38,088	20,421	(10,411)	183,388
Cost of equipment sales	17,604	23,428	—	(7,407)	33,625
Cost of sales-type lease	—	953	—	—	953

Total operating expenses	262,167	64,973	29,295	(17,757)	338,678

Earnings from operations	132,936	6,132	1,240	(21)	140,287
Income (loss) from equity investments	2,784	—	—	(2,784)	—
Interest expense	(7,502)	(28)	(4,929)	—	(12,459)
Other expense	(3,319)	830	312	22	(2,155)

(Loss) earnings before income taxes	124,899	6,934	(3,377)	(2,783)	125,673
Income tax recovery/(expense)	(20,914)	(1,985)	1,212	(1)	(21,688)

Net (loss) earnings	103,985	4,949	(2,165)	(2,784)	103,985
Reconciliation to U.S. GAAP is as follows:
Gains (losses) on embedded derivatives	(998)	—	—	—	(998)
Tax effect of above adjustments	1,568	—	—	—	1,568

U.S. GAAP net (loss) earnings	104,555	4,949	(2,165)	(2,784)	104,555

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet
As of December 31, 2008

					Non-
	Telesat	Telesat	Telesat	Guarantor	Guarantor
	Holdings	LLC	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Assets
Current assets
Cash and cash equivalents	—	—	83,089	12,056	3,393	1	98,539
Accounts receivable	—	—	39,153	19,680	3,100	—	61,933
Current future tax asset	—	—	928	596	1,057	—	2,581
Intercompany receivable	—	—	605,331	59,234	103,133	(767,698)	—
Other current assets	—	—	31,283	9,202	8,983	(281)	49,187

Total current assets	—	—	759,784	100,768	119,666	(767,978)	212,240

Satellites, property, and other equipment, net	—	—	1,437,490	374,436	71,650	—	1,883,576
Other long-term assets	—	—	39,176	2,325	755	47	42,303
Intangible assets, net	—	—	562,434	18,967	635	(1)	582,035
Investment in affiliates	622,417	—	1,668,986	1,476,399	261	(3,768,063)	—
Goodwill	—	—	2,005,842	343,876	96,885	—	2,446,603

Total assets	622,417	—	6,473,712	2,316,771	289,852	(4,535,995)	5,166,757

Liabilities
Current liabilities
Accounts payable and accrued liabilities	—	—	28,316	16,622	3,840	14	48,792
Other current liabilities	—	—	120,085	14,084	4,163	(237)	138,095
Intercompany payable	—	—	518,247	211,174	38,317	(767,738)	—
Debt due within one year	—	—	23,260	11	—	1	23,272

Total current liabilities	—	—	689,908	241,891	46,320	(767,960)	210,159
Debt financing	—	—	3,513,223	—	—	—	3,513,223
Future tax liability	—	—	255,893	267	10,212	—	266,372
Other long-term liabilities	11,550	—	505,328	24,099	25,159	—	566,136
Senior preferred shares	141,435	—	—	—	—	—	141,435

Total liabilities	152,985	—	4,964,352	266,257	81,691	(767,960)	4,697,325

Shareholders’ equity
Common shares	756,414	—	2,320,730	1,823,370	104,434	(4,248,534)	756,414
Preferred shares	541,764	—	—	—	—	—	541,764
Accumulated deficit	(826,452)	—	(816,679)	241,559	96,915	478,205	(826,452)
Accumulated other comprehensive loss	(7,742)	—	63	(14,617)	6,812	7,742	(7,742)
Contributed surplus	5,448	—	5,246	202	—	(5,448)	5,448

Total shareholders’ equity	469,432	—	1,509,360	2,050,514	208,161	(3,768,035)	469,432

Total liabilities and shareholders’ equity	622,417	—	6,473,712	2,316,771	289,852	(4,535,995)	5,166,757

Reconciliation to U.S. GAAP of total shareholders’ equity is as follows:
Canadian GAAP	469,432	—	1,509,360	2,050,514	208,161	(3,768,035)	469,432
Underlying differences in the income (loss) from equity investments	14,375	—	(742)	—	—	(13,633)	—
Gains (losses) on embedded derivatives	—	—	20,892	—	—	—	20,892
Net actuarial losses	—	—	(1,169)	—	—	—	(1,169)
Sales type lease — operating lease for U.S. GAAP	—	—	21,556	—	—	—	21,556
Capital lease — operating lease for U.S. GAAP	—	—	(7,662)	—	—	—	(7,662)
Lease amendments	—	—	—	—	(1,233)	—	(1,233)
Tax effect of above adjustments	—	—	(8,977)	—	491	—	(8,486)
Uncertainty in income taxes	—	—	(9,523)	—	—	—	(9,523)

U.S. GAAP shareholders’ equity	483,807	—	1,523,735	2,050,514	207,419	(3,781,668)	483,807

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet
As of December 31, 2007

					Non-
	Telesat	Telesat	Telesat	Guarantor	Guarantor
	Holdings	LLC	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Assets
Current assets
Cash and cash equivalents	—	—	27,308	11,200	3,695	—	42,203
Accounts receivable	—	—	32,983	15,091	5,801	—	53,875
Current future tax asset	—	—	3,102	(512)	4	—	2,594
Assets held of sale	—	—	—	4,037	—	—	4,037
Intercompany receivable	—	—	295,127	20,551	43,791	(359,469)	—
Other current assets	—	—	41,197	9,615	7,093	(128)	57,777

Total current assets	—	—	399,717	59,982	60,384	(359,597)	160,486

Satellites, property, and other equipment, net	—	—	1,345,271	349,341	96,022	(1)	1,790,633
Other long-term assets	—	—	24,408	2,375	586	(1)	27,368
Intangible assets, net	—	—	1,083,808	35,638	892	—	1,120,338
Investment in affiliates	1,436,658	—	1,736,938	1,481,527	261	(4,655,384)	—
Goodwill	—	—	2,005,842	343,876	96,885	—	2,446,603

Total assets	1,436,658	—	6,595,984	2,272,739	255,030	(5,014,983)	5,545,428

Liabilities
Current liabilities
Accounts payable and accrued liabilities	—	—	34,122	23,877	3,600	—	61,599
Other current liabilities	1,695	—	124,839	20,741	5,235	(135)	152,375
Intercompany payable	—	—	297,597	53,358	8,514	(359,469)	—
Debt due within one year	—	—	18,372	47	—	—	18,419

Total current liabilities	1,695	—	474,930	98,023	17,349	(359,604)	232,393

Debt financing	—	—	2,775,944	—	—	—	2,775,944
Future tax liability	—	—	433,811	(1,767)	7,597	—	439,641
Other long-term liabilities	—	—	592,862	33,197	36,429	(1)	662,487
Senior preferred shares	141,435	—	—	—	—	—	141,435

Total liabilities	143,130	—	4,277,547	129,453	61,375	(359,605)	4,251,900

Shareholders’ equity
Common shares	756,414	—	2,320,730	1,830,870	104,410	(4,256,010)	756,414
Preferred shares	541,764	—	—	—	—	—	541,764
Accumulated deficit	(4,051)	—	(2,356)	314,282	88,041	(399,967)	(4,051)
Accumulated other comprehensive loss	(599)	—	63	(1,866)	1,204	599	(599)

Total shareholders’ equity	1,293,528	—	2,318,437	2,143,286	193,655	(4,655,378)	1,293,528

Total liabilities and shareholders’ equity	1,436,658	—	6,595,984	2,272,739	255,030	(5,014,983)	5,545,428

Reconciliation to U.S. GAAP of total shareholders’ equity is as follows:
Canadian GAAP	1,293,528	—	2,318,437	2,143,286	193,655	(4,655,378)	1,293,528
Underlying differences in the income (loss) from equity investments	1,071	—	—	—	—	(1,071)	—
Gains (losses) on embedded derivatives	—	—	774	—	—	—	774
Sales type lease — operating lease for U.S. GAAP	—	—	2,748	—	—	—	2,748
Capital lease — operating lease for U.S. GAAP	—	—	(78)	—	—	—	(78)
Tax effect of above adjustments	—	—	275	—	—	—	275
Uncertainty in income taxes	—	—	(2,648)	—	—	—	(2,648)

U.S. GAAP shareholders’ equity	1,294,599	—	2,319,508	2,143,286	193,655	(4,656,449)	1,294,599

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2008

					Non-
	Telesat	Telesat	Telesat	Guarantor	Guarantor
	Holdings	LLC	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities
Net earnings (loss)	(822,401)	—	(812,546)	(74,472)	8,874	878,144	(822,401)
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Amortization	—	—	179,100	36,218	20,322	—	235,640
Future income taxes	—	—	(175,744)	84	(291)	—	(175,951)
Unrealized foreign exchange loss	—	—	698,675	6,172	(9,402)	—	695,445
Unrealized gain on derivatives	—	—	(247,931)	—	—	—	(247,931)
Dividends on preferred shares	9,855	—	—	—	—	—	9,855
Stock-based compensation expense	—	—	5,246	202	—	—	5,448
Impairment losses	—	—	468,273	17,100	—	—	485,373
Loss (income) from equity investments	812,546	—	60,468	5,130	—	(878,144)	—
Other	—	—	(40,662)	(1,320)	(842)	(1,043)	(43,867)
Customer prepayments on future satellite services	—	—	88,473	114	—	—	88,587
Operating assets and liabilities	—	—	(42,880)	107,584	(16,889)	1,044	48,859

	—	—	180,472	96,812	1,772	1	279,057

Cash flows from investing activities
Satellite programs	—	—	(194,542)	(69,221)	—	—	(263,763)
Property additions	—	—	(6,505)	(2,304)	(53)	—	(8,862)
Business acquisitions	—	—	7,477	—	—	(7,477)	—
Proceeds on disposal of assets	—	—	566	4,554	—	—	5,120
Insurance proceeds	—	—	4,006	—	—	—	4,006

	—	—	(188,998)	(66,971)	(53)	(7,477)	(263,499)

Cash flows from financing activities
Debt financing and bank loans	—	—	186,687	—	—	—	186,687
Repayment of bank loans and debt financing	—	—	(91,528)	(32)	—	—	(91,560)
Capitalized debt issuance costs	—	—	(19,131)	—	—	—	(19,131)
Capital lease payments	—	—	(8,197)	(19,816)	(2,941)	—	(30,954)
Satellite performance incentive payments	—	—	(3,524)	—	—	—	(3,524)
Preferred dividends paid	—	—	—	(7,477)	—	7,477	—

	—	—	64,307	(27,325)	(2,941)	7,477	41,518

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	(1,660)	920	—	(740)
Increase (decrease) in cash and cash equivalents	—	—	55,781	856	(302)	1	56,336
Cash and cash equivalents, beginning of period	—	—	27,308	11,200	3,695	—	42,203

Cash and cash equivalents, end of period	—	—	83,089	12,056	3,393	1	98,539

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
For the Period October 31, 2007 to December 31, 2007

					Non-
	Telesat	Telesat	Telesat	Guarantor	Guarantor
	Holdings	LLC	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities
Net earnings (loss)	(4,051)	—	(2,356)	(13,157)	1,135	14,378	(4,051)
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Amortization	—	—	28,986	6,909	4,152	(1)	40,046
Future income taxes	—	—	(60,761)	110	(3)	1	(60,653)
Unrealized foreign exchange loss	—	—	43,065	—	—	1	43,066
Dividends on preferred shares	1,695	—	—	—	—	—	1,695
Loss (income) from equity investments	2,356	—	11,271	751	—	(14,378)	—
Other	—	—	(1,719)	(347)	—	1,749	(317)
Operating assets and liabilities	—	—	198,192	14,502	(5,837)	(1,367)	205,490

	—	—	216,678	8,768	(553)	383	225,276

Cash flows from investing activities
Satellite programs	—	—	(15,496)	—	—	—	(15,496)
Property additions	—	—	(7,600)	(6,392)	(26)	(1)	(14,019)
Business acquisitions	(569,957)	—	(2,671,335)	7,713	4,370	15	(3,229,194)
Proceeds on disposal of assets	—	—	1	24	—	—	25

	(569,957)	—	(2,694,430)	1,345	4,344	14	(3,258,684)

Cash flows from financing activities
Debt financing and bank loans	—	—	2,767,716	—	—	—	2,767,716
Repayment of bank loans and debt financing	—	—	(44,887)	(12)	—	—	(44,899)
Capitalized debt issuance costs	—	—	(83,585)	—	—	—	(83,585)
Note repayment	—	—	(129,334)	—	—	—	(129,334)
Common shares issued	311,124	—	—	—	—	—	311,124
Preferred shares issued (repurchased)	258,833	—	—	—	—	—	258,833
Capital lease payments	—	—	(654)	(14)	(639)	1	(1,306)
Satellite performance incentive payments	—	—	(4,196)	—	—	—	(4,196)

	569,957	—	2,505,060	(26)	(639)	1	3,074,353

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	1,113	543	(398)	1,258
Increase (decrease) in cash and cash equivalents	—	—	27,308	11,200	3,695	—	42,203
Cash and cash equivalents, beginning of period	—	—	—	—	—	—	—

Cash and cash equivalents, end of period	—	—	27,308	11,200	3,695	—	42,203

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
For the Period January 1, 2007 to October 30, 2007

			Non-
	Telesat	Guarantor	Guarantor
	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities
Net earnings (loss)	81,742	13,825	(584)	(13,241)	81,742
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Gross profit on sales-type lease	(5,936)	55	—	—	(5,881)
Amortization	97,630	1,967	6,204	(13)	105,788
Future income taxes	25,549	(224)	(1,033)	—	24,292
Loss (income) from equity investments	(13,241)	—	—	13,241	—
Other	13,697	(11,823)	—	—	1,874
Customer prepayments on future satellite services	17,721	—	—	—	17,721
Operating assets and liabilities	25,737	(925)	2,279	—	27,091

	242,899	2,875	6,866	(13)	252,627

Cash flows from investing activities
Satellite programs	(183,494)	—	—	—	(183,494)
Property additions	(5,026)	(743)	(68)	7	(5,830)
Maturity of short-term investments	251	2,061	—	—	2,312
Business acquisitions	11,243	(9,180)	(2,243)	—	(180)
Proceeds on disposal of assets	153	—	—	6	159

	(176,873)	(7,862)	(2,311)	13	(187,033)

Cash flows from financing activities
Debt financing and bank loans	73,000	—	—	—	73,000
Repayment of bank loans and debt financing	(84,041)	(49)	—	—	(84,090)
Success fee payments	(23,620)	(380)	—	—	(24,000)
Capital lease payments	(4,275)	—	(3,438)	—	(7,713)
Satellite performance incentive payments	(2,022)	—	—	—	(2,022)

	(40,958)	(429)	(3,438)	—	(44,825)

Effect of changes in exchange rates on cash and cash equivalents	—	147	(1,823)	—	(1,676)
Increase (decrease) in cash and cash equivalents	25,068	(5,269)	(706)	—	19,093
Cash and cash equivalents, beginning of period	24,544	9,004	5,113	—	38,661

Cash and cash equivalents, end of period	49,612	3,735	4,407	—	57,754

TELESAT HOLDINGS INC.

NOTES TO THE 2008 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2006

			Non-
	Telesat	Guarantor	Guarantor
	Canada	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities
Net earnings (loss)	103,985	4,949	(2,165)	(2,784)	103,985
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Gross profit on sales types lease	—	(1,609)	—	—	(1,609)
Amortization	109,273	2,504	8,874	61	120,712
Future income taxes	3,184	(767)	(1,212)	—	1,205
Loss (income) from equity investments	(2,784)	—	—	2,784	—
Other	(18,277)	(686)	10	(1)	(18,954)
Customer prepayments on future satellite services	12,322	—	—	—	12,322
Operating assets and liabilities	14,391	(2,807)	97	(60)	11,621

	222,094	1,584	5,604	—	229,282

Cash flows from investing activities
Satellite programs	(189,444)	—	—	—	(189,444)
Property additions	(13,686)	(2,247)	(30)	—	(15,963)
Maturity (purchase) of short-term investments	51,058	(2,061)	—	—	48,997
Business acquisitions	(2,574)	(1,368)	—	—	(3,942)
Proceeds on disposal of assets	178	—	—	—	178

	(154,468)	(5,676)	(30)	—	(160,174)

Cash flows from financing activities
Debt financing and bank loans	83,000	862	—	—	83,862
Repayment of bank loans and debt financing	(13,766)	(1,260)	—	—	(15,026)
Note repayment	(150,000)	—	—	—	(150,000)
Preferred shares issued (repurchased)	(50,000)	—	—	—	(50,000)
Capital lease payments	(646)	—	(3,966)	—	(4,612)
Satellite performance incentive payments	(6,108)	—	—	—	(6,108)
Preferred dividends paid	(1,936)	—	—	—	(1,936)

	(139,456)	(398)	(3,966)	—	(143,820)

Effect of changes in exchange rates on cash and cash equivalents	—	(9)	(123)	—	(132)
Increase (decrease) in cash and cash equivalents	(71,830)	(4,499)	1,485	—	(74,844)
Cash and cash equivalents, beginning of period	96,374	13,503	3,628	—	113,505

Cash and cash equivalents, end of period	24,544	9,004	5,113	—	38,661

There are no material differences in the condensed consolidating statement of cash flows under U.S. GAAP.